SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
RETROPHIN, INC.
(Name of Registrant as Specified In Its Charter)
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RETROPHIN, INC.
3721 Valley Centre Drive, Suite 200
San Diego, CA 92130
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 15, 2020
Dear Stockholder:
We are hereby providing notice that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Retrophin, Inc., a Delaware corporation (the “Company”) will be held on May 15, 2020 at 8:00 a.m., local time, at the Company’s corporate headquarters located at 3721 Valley Centre Drive, Suite 200, San Diego, California 92130, for the following purposes:

1.	To elect the ten nominees for director named herein to the Board of Directors to serve for a term of one year;

2.	To approve the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 2,400,000 shares;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

5.
To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020; and

6.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held
May 15, 2020 at 8:00 a.m., local time
at the Company's corporate headquarters located at
3721 Valley Centre Drive, Suite 200, San Diego, California 92130
The Proxy Statement and our 2019 Annual Report to Stockholders are available at:
http://www.viewproxy.com/retrophin/2020
The record date for the Annual Meeting is March 16, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
All stockholders are normally invited to attend our Annual Meetings of Stockholders in person. However, due to the evolving COVID-19 situation, we urge our stockholders to monitor the CDC and other applicable government guidelines and to not attend the Annual Meeting in person if the California “stay-at-home” executive order remains in place on the date of the Annual Meeting, or if CDC or other applicable government guidelines continue to encourage people not to attend public gatherings. As we continue to monitor the evolving COVID-19 situation and related government guidelines, we may, in our sole discretion, subsequently determine to hold the Annual Meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance in a press release and details on how to participate will be available at http://ir.retrophin.com/press-releases as soon as practicable before the Annual Meeting. Your vote is important, and we strongly encourage you to vote your shares by proxy as soon as possible to ensure your representation at the Annual Meeting. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in these proxy materials.

By Order of the Board of Directors
/s/ Elizabeth E. Reed
Elizabeth E. Reed
General Counsel and Secretary
San Diego, California
April 14, 2020
We urge you to please complete, date, sign and return the enclosed proxy, or vote over the internet or using a telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. You may vote in person if you attend the meeting, even if you have voted by proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

RETROPHIN, INC.
3721 Valley Centre Drive, Suite 200
San Diego CA 92130
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 15, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Retrophin, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Retrophin”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. To vote your shares, we encourage you to complete, sign and return the enclosed proxy card, or vote over the internet or using a telephone as instructed in these materials. You may also vote your shares in person at the Annual Meeting, however, due to the evolving COVID-19 situation and related government guidelines, we urge our stockholders to monitor the CDC and other applicable government guidelines and to not attend the Annual Meeting in person if the California “stay-at-home” executive order remains in place on the date of the Annual Meeting, or if CDC or other applicable government guidelines continue to encourage people not to attend public gatherings.
We intend to mail these proxy materials on or about April 14, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
What is the location of the Annual Meeting?
The meeting will be held on Friday, May 15, 2020 at 8:00 a.m., local time, at the Company’s corporate headquarters located at 3721 Valley Centre Drive, Suite 200, San Diego, California 92130. Directions to the Annual Meeting can be found at:
http://www.google.com/maps/place/3721+Valley+Centre+Dr,+San+Diego,+CA+92130
Due to the evolving COVID-19 situation, we urge our stockholders to monitor the CDC and other applicable government guidelines and to not attend the Annual Meeting in person if the California “stay-at-home” executive order remains in place on the date of the Annual Meeting, or if CDC or other applicable government guidelines continue to encourage people not to attend public gatherings. It is possible that we may subsequently determine to hold the Annual Meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance in a press release and details on how to participate will be available at http://ir.retrophin.com/press-releases as soon as practicable before the Annual Meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 16, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 43,149,757 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 16, 2020 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you are permitted to vote in person at the meeting or vote by proxy. However, in lieu of voting in person at the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote over the internet or using a telephone as instructed in these materials.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 16, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are five matters scheduled for a vote:

•	election of the ten nominees for director named herein to the Board of Directors to serve for a term of one year;

•	approval of the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 2,400,000 shares;

•	approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•	advisory indication of the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers; and

•
ratification of the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 4, regarding your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, or vote over the internet or using a telephone as instructed in these materials. Due to the evolving COVID-19 situation and related government guidelines, we urge you to monitor the CDC and other applicable government guidelines and to vote by proxy to ensure your vote is counted and to not attend the Annual Meeting in person if the California “stay-at-home” executive order remains in place on the date of the Annual Meeting, or if CDC or other applicable government guidelines continue to encourage people not to attend public gatherings. However, you may vote in person at the Annual Meeting, even if you have already voted by proxy.

•
To vote using the enclosed proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote by telephone, dial toll-free 1 (866) 804-9616 using a touch-tone phone and follow the instructions. Have your proxy card available when you call. Your vote must be received by 11:59 p.m. Eastern Time on May 14, 2020 to be counted.

•
To vote through the internet, go to www.AALvote.com/RTRX to complete an electronic proxy card. Have your proxy card available when you access the website. Your vote must be received by 11:59 p.m. Eastern Time on May 14, 2020 to be counted.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 16, 2020.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether The New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2, 3, or 4 without your instructions, but may vote your shares on Proposal 5.

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all ten nominees for director, “For” approval of the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 2,400,000 shares, "For" the approval of the compensation of our named executive officers as disclosed in this proxy statement, for "one year" as the preferred frequency of stockholder advisory votes on executive compensation, and “For” ratification of selection by the Audit Committee of the Board of Directors of BDO USA, LLP as independent registered public accounting firm of the Company for its fiscal year ending 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
In addition, we have retained Alliance Advisors to assist in the solicitation. We will pay Alliance Advisors approximately $9,000 plus out-of-pocket expenses, for its assistance.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet or over the telephone.

•	You may send a timely written notice that you are revoking your proxy to the attention of the Secretary of Retrophin, Inc. at 3721 Valley Centre Drive, Suite 200, San Diego, California 92130.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2020 to the attention of the Secretary of Retrophin, Inc. at 3721 Valley Centre Drive, Suite 200, San Diego, California 92130.
If you wish to submit a proposal (including a director nomination) at the 2021 meeting that is not to be included in the 2021 proxy materials, your written request must be received by the Secretary of Retrophin between January 15, 2021 and February 14, 2021. You are also advised to review the Company’s amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, 3 and 5 and will have the same effect as “Against” votes. For Proposal 4, abstentions will be counted towards the vote total, and will have the same effect as votes “Against” each of the proposed voting frequencies. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•
For Proposal 1, the election of directors, the ten nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome. Broker non-votes will have no effect.

•
To be approved, Proposal 2 approving the Company's 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 2,400,000 shares, requires a “For” vote from the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
Proposal 3, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
For Proposal 4, regarding the advisory vote on the preferred frequency voting on the compensation paid to the Company’s named executive officers, the frequency receiving the highest number of affirmative votes of the shares represented in person or by proxy and entitled to vote on the item will be considered the frequency preferred by the stockholders. If you mark your proxy to “Abstain” from voting, it will have the same effect as votes “Against” each of the proposed voting frequencies. Broker non-votes will have no effect.

•
To be approved, Proposal 5 ratifying the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020 must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 43,149,757 shares outstanding and entitled to vote. Thus, the holders of 21,574,879 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 2, 2020 by: (i) each director and director nominee, (ii) each named executive officer, (iii) each person known by us to beneficially own more than 5% of all outstanding shares of our common stock, and (iv) all executive officers and directors of the Company as a group. The table is based upon information supplied by our executive officers and directors and a review of Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.
Applicable percentages are based on 43,115,508 shares outstanding on March 2, 2020, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other convertible securities that are either immediately exercisable or exercisable on or before May 1, 2020, which is 60 days after March 2, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise stated below, the address for each person or entity listed in the table is c/o Retrophin, Inc., 3721 Valley Centre Drive, Suite 200, San Diego, California 92130.

5% or greater stockholders		Number of shares beneficially owed	Percentage of shares beneficially owned
BlackRock Inc.	(1)	4,341,899	10.07%
RA Capital Management LLP	(2)	4,252,453	9.86%
Macquarie Group Limited	(3)	3,077,128	7.14%
Perceptive Advisors LLC	(4)	2,890,608	6.70%
Vanguard Group Inc	(5)	2,523,335	5.85%
Manulife Financial Group Corporation	(6)	2,342,639	5.43%
Entities Affiliated with Consonance Capital Management LP	(7)	2,314,421	5.37%
Millennium Group Management LLC	(8)	2,223,250	5.16%

Directors and named executive officers
Eric Dube	(9)	130,000	*
Laura Clague	(10)	288,250	*
Peter Heerma	(11)	—	*
Noah Rosenberg	(12)	34,982	*
William Rote	(13)	70,208	*
Stephen Aselage	(14)	1,034,215	2.36%
Roy Baynes	(15)	45,000	*
Suzanne Bruhn	(16)	—	*
Tim Coughlin	(17)	95,000	*
Gary Lyons	(18)	105,000	*
Jeffrey Meckler	(19)	135,000	*
John Orwin	(20)	34,375	*
Sandra Poole	(21)	—	*
Ron Squarer	(22)	34,375	*
All current executive officers and directors as a group (15 persons)		2,074,913	4.63%
_______________________

*	Represents beneficial ownership of less than one percent.
(1)
Blackrock, Inc. has sole voting power as to 4,108,604 of these shares, and sole dispositive power with respect to 4,341,899 shares. The funds were acquired by the following subsidiaries of BlackRock Inc., BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., and FutureAdvisor, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055. This information is based on its most recently filed Schedule 13G/A.

(2)
The Common Stock reported herein includes 3,606,758 shares held by RA Capital Healthcare Fund, L.P. (the “Fund”) and 645,695 shares held in a separately managed account (the “Account”). RA Capital Healthcare Fund GP, LLC is the general partner of the Fund. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and the Account and may be deemed a beneficial owner, for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Act”), of any securities of the Company held by the Fund and the Account. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s portfolio, including the shares of the Company’s Common Stock reported herein. Because the Fund has divested voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Act and therefore disclaim any obligation to report ownership of the reported securities under Section 13(d) of the Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Act, of any securities of the Company beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities reported in this Schedule 13G Statement (the “Statement”) other than for the purpose of determining their obligations under Section 13(d) of the Act. The address for RA Capital Management, L.P., Peter Kolchnisky and Rajeev Shah is 200 Berkeley Street, 18th Floor, Boston, MA 02116. This information is based on its most recently filed Schedule 13G.

(3)
Macquarie Group Limited, Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust, and Macquarie Investment Management Austria Kapitalanlage AG (collectively referred to as the “Macquarie Group”) beneficially own 3,077,128 shares of common stock. In addition, Delaware Small Cap Core Fund, a series of DE Group Equity Funds IV (the “Delaware Fund”) beneficially owns 2,382,841 shares of common stock. The Macquarie Group and the Delaware Fund may be deemed to have direct and indirect ownership of the same equity securities. The address for Macquarie Group Limited and Macquarie Bank Limited is 50 Martin Place Sydney, New South Wales, Australia. The address for Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103. The address for Macquarie Investment Management Austria Kapitalanlage AG is L3, Kaerntner Strasse 28, Vienna C4 1010. This information is based on its most recently filed Schedule 13G/A.

(4)
Perceptive Life Sciences Mater Fund, LTD. (the “Master Fund”) directly holds 2,890,608 shares of Common Stock. Perceptive Advisors LLC serves as the investment manager to the Master Fund and may be deemed to beneficially own the securities directly held by the Master Fund. Joseph Edelman is the managing member of Perceptive Advisors LLC and may be deemed to beneficially own the securities directly held by the Master Fund. Neither Perceptive Advisors LLC nor Joseph Edelman directly holds any shares of Common Stock. The address for Perceptive Advisors LLC, Perceptive Life Sciences Master Fund, LTD. and Joseph Edelman is 51 Astor place, 10th Floor, New York, NY 10003. This information is based on its most recently filed Schedule 13G/A.

(5)
The Vanguard Group has sole voting power as to 85,272 of these shares, and sole dispositive power with respect to 2,438,563 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 81,572 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,900 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355. This information is based on its most recently file Schedule 13G.

(6)
Manulife Investment Management (MIM)(US) LLC and Manulife Investment Management Limited (MIML), wholly owned subsidiaries of Manulife Financial Corporation (MFC), beneficially own and hold sole voting and dispositive power for 2,317,269 and 25,370 shares of common stock respectively. Through its parent-subsidiary relationship to MIM(US) and MIML, MFC may be deemed to have beneficial ownership of these same shares. The address for MFC and MIML is 200 Bloor Street East, Toronto, Canada M4W IE5. The address for MIM(US) is 197 Clarendon Street, Boston, MA 02116. The address for MIM(US) is 197 Clarendon Street, Boston, Massachusetts 02115. This information is based on its most recently filed Schedule 13G.

(7)
Consonance Capital Master Account LP (“Consonance Master”) directly holds 2,216,180 shares of common stock (the “Master Account Shares”). Consonance Capital Management LP (the “Adviser”) is the investment adviser of Consonance Master, and pursuant to an investment advisory agreement (the “Advisory Agreement”), the Adviser exercises voting and investment power over the Master Account Shares held by Consonance Master. Consonance Capman GP LLC (“Capman”) is the general partner of the Adviser and Mitchell Blutt, as the Manager and Member of Capman and Chief Executive Officer of the Adviser, may be deemed to control Capman and the Adviser. A managed account managed by Consonance Capital Opportunity Fund Management LP (“Consonance Opportunity”) directly holds 98,241 shares of common stock (the “Managed Account Shares”). Capman is the general partner of Consonance Opportunity and Mitchell Blutt, as the Manager and Member of Capman, may be deemed to control Capman and Consonance Opportunity. The address for the Consonance Master, the Adviser, Consonance Opportunity, Mitchell Blutt and Capman is 1370 Avenue of the America, Suite 3301, New York, NY 10019. This information is based on its most recently filed Schedule 13G.

(8)
Integrated Core Strategies (US) LLC ("Integrated Core Strategies"), beneficially owned 2,221,193 shares of the Issuer’s Common Stock; and Integrated Assets, Ltd. ("Integrated Assets"), beneficially owned 2,057 shares of the Issuer’s Common Stock, which together with the shares of the Issuer’s Common Stock beneficially owned by Integrated Core Strategies represented 2,223,250 shares of the Issuer’s Common Stock. Millennium International Management LP ("Millennium International Management"), is the investment manager to Integrated Assets and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Millennium Management LLC ("Millennium Management"), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of Integrated Assets and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. Millennium Group Management LLC ("Millennium Group Management"), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander ("Mr. Englander"), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Integrated Assets. The address for Integrated Core Strategies, Integrated Assets, Millennium International Management, Millennium Management, Millennium Group Management and Mr. Englander is 666 Fifth Avenue, New York, NY 10103. This information is based on its most recently filed Schedule 13G/A.

(9)	Includes 125,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2020.
(10)	Includes 284,250 shares of common stock issuable upon exercise of stock options and 4,000 performance stock units which have vested or will vest within 60 days of March 2, 2020.

(11)	Mr. Heerma joined Retrophin in October 2019. He is an executive officer but has no beneficially owned shares within 60 days of March 2, 2020.
(12)	Includes 28,437 shares of common stock issuable upon exercise of stock options and 5,000 performance stock units which have vested or will vest within 60 days of March 2, 2020.
(13)	Includes 63,687 shares of common stock issuable upon exercise of stock options and 3,250 performance stock units which have vested or will vest within 60 days of March 2, 2020.
(14)	Includes 793,874 shares of common stock issuable upon exercise of stock options and 12,250 performance stock units which have vested or will vest within 60 days of March 2, 2020.
(15)	Includes 36,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2020.
(16)	Dr. Bruhn joined the Retrophin Board of Directors in April 2020.
(17)	Includes 68,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2020.
(18)	Includes 76,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2020.
(19)	Includes 76,000 shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of March 2, 2020.
(20)	Includes 27,500 shares of common stock issuable upon exercise of stock options and 1,458 restricted stock units which have vested or will vest within 60 days of March 2, 2020.
(21)	Ms. Poole joined the Retrophin Board of Directors in May 2019.
(22)	Includes 27,500 shares of common stock issuable upon exercise of stock options and 1,458 restricted stock units which have vested or will vest within 60 days of March 2, 2020.

PROPOSAL 1

ELECTION OF DIRECTORS
The Board of Directors is currently comprised of ten directors (Stephen Aselage, Roy Baynes, Suzanne Bruhn, Timothy Coughlin, Eric Dube, Gary Lyons, Jeffrey Meckler, John A. Orwin, Sandra Poole and Ron Squarer). With the exception of Eric Dube who is our President and Chief Executive Officer and Stephen Aselage who was our previous President and Chief Executive Officer, all current members of the Board of Directors meet the definition of “independent director” under the Nasdaq qualification standards.
After each annual election, each director will then serve a term of one year (or, in each case, until their earlier resignation, removal from office, or death) and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.
Vote Required
The ten nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to the Board of Directors. However, it is the Company's policy that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e. receives a greater number of votes "withheld" from or "against" his or her election than votes "for" in such election) shall submit his or her offer of resignation for consideration by the Nominating / Corporate Governance Committee. The Nominating / Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation. The Board will then act on the Nominating / Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, the Company will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission and a press release.
Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director.
The Board of Directors unanimously recommends that stockholders vote “For” each of the nominees named below.
Nominees for Election at the Annual Meeting
The following is a brief biography of each nominee for director. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating / Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating / Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.
All of the nominees are currently directors of the Company. Other than Ms. Poole and Dr. Bruhn, all of the nominees were previously elected to the Board of Directors by the Company’s stockholders.
Stephen Aselage has served as a director of the Company since October 2012, and served as President and Chief Executive Officer of the Company from November 2014 to January 2019. Mr. Aselage served as President and Chief Operations Officer of the Company from May 2014 and then as Interim Chief Executive Officer until November 2014. Prior to joining Retrophin, Mr. Aselage served as the Executive Vice President and Chief Business Officer at BioMarin, a biotechnology company, from December 2009 through September 2012 and from July 2005 to December 2009, Mr. Aselage served as BioMarin’s Senior Vice President of Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage worked briefly for Genzyme Corporation, a biotechnology company, assisting in the transition following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences, a biotechnology company. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories, a biopharmaceutical company. Mr. Aselage is Chairman of the Board of ACER Therapeutics Inc. and serves on the Board of Directors of Biocryst Pharmaceuticals and on the Board of Directors of the National PKU Alliance. He is a member of the President's Advisory Council of the National Organization of Rare Diseases. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.
Mr. Aselage was selected as a director because of his pharmaceutical business experience, including commercialization expertise, leadership experience and depth of understanding of the Company's business.
Roy D. Baynes, M.D., Ph.D., has served as a director of the Company since June 2016. He has served as Senior Vice President and Head of Global Clinical Development at Merck Research Laboratories, the research division of Merck and Co., Inc., since December 2013 and as Chief Medical Officer of Merck and Co, Inc., a global healthcare company, since July 2016. Prior to his roles at Merck, Dr. Baynes served as Senior Vice President of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., a biopharmaceutical company, from January 2012 to December

2013. Prior to Gilead, Dr. Baynes held positions of increasing responsibility at Amgen Inc., a biotechnology company, from August 2002 to January 2012, most recently as Vice President of Global Clinical Development and Therapeutic Area Head for Hematology/Oncology. Before joining Amgen, Dr. Baynes was the Charles Martin Professor of Cancer Research at the Barbara Ann Karmanos Cancer Institute, a National Cancer Institute-designated Comprehensive Cancer Center, at Wayne State University. Dr. Baynes has authored more than 150 publications and is a member or fellow of several international medical societies. Dr. Baynes is on the Board of Directors of Natera, Inc., a genetic testing and diagnostics company and Atara Biotherapeutics, Inc., a T-cell immunotherapy company. Dr. Baynes received his medical degree and doctorate in philosophy from the University of the Witwatersrand in South Africa, and completed his medical training in the Department of Hematology and Oncology at Johannesburg Hospital.
Dr. Baynes was selected as a director because of his life sciences and medical expertise and his extensive drug development experience.
Suzanne Bruhn, Ph.D., has served as a director of the Company since April 2020. Since May 2019, Dr. Bruhn has served as the President and Chief Executive Officer of Tiaki Therapeutics Inc., a biotechnology company. Dr. Bruhn served as President and Chief Executive Officer of Proclara Biosciences, Inc., a biotechnology company, from April 2017 to September 2018, and as President and Chief Executive Officer of Promedior, Inc., a biotechnology company, from May 2012 to November 2015. Currently, Dr. Bruhn serves on the Board of Directors of Pliant Therapeutics, Inc., a clinical stage biotechnology company, and on the Board of Directors of Aeglea BioTherapeutics, Inc., a clinical stage biotechnology company. Previously, Dr. Bruhn served as a member of the Board of Directors of Raptor Pharmaceuticals Corp., a pharmaceutical company, from April 2011 until it was acquired by Horizon Pharma plc in October 2016, and served as a member of the Board of Directors of Novelion Therapeutics, Inc., a biopharmaceutical company, from October 2017 to January 2020. From 1998 to 2012, Dr. Bruhn served in roles of increasing responsibility at Shire Human Genetic Therapies (formerly Transkaryotic Therapies), most recently as Senior Vice President, Strategic Planning and Program Management. Dr. Bruhn received her B.S. degree in Chemistry from Iowa State University and her Ph.D. in Chemistry from Massachusetts Institute of Technology.
Dr. Bruhn was selected as a director because of her extensive global experience in the biopharmaceutical industry and her development and regulatory expertise in the area of rare disease.
Tim Coughlin has served as a director of the Company since March 2015. Mr. Coughlin is the former Chief Financial Officer of Neurocrine Biosciences, Inc. ("Neurocrine"), a biopharmaceutical company that has received FDA approval for INGREZZA® (valbenazine) and ORILISSA® (elagolix), both of which were discovered and developed during his tenure at Neurocrine from 2002 to 2018. Mr. Coughlin serves on the board of directors of Fate Therapeutics, Inc., and Tyr Pharma, Inc., both biotechnology companies, and also served on the board of directors of Peloton Therapeutics, Inc. prior to its sale to Merck in 2019. Prior to joining Neurocrine, he was with Catholic Health Initiatives, a nationwide integrated healthcare delivery system, where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP and its predecessors from 1989 to 1999. Mr. Coughlin holds a master's degree in international business from San Diego State University and a bachelor’s degree in accounting from Temple University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.
Mr. Coughlin, was selected as a director because of his financial and audit experience as well as his pharmaceutical and life sciences public company experience.
Eric Dube, Ph.D. has served as our President and Chief Executive Officer and a member of our board of directors since January 2019. Prior to his employment with the Company, Dr. Dube served as the Head, North America of Viiv Healthcare Limited, a pharmaceuticals company, since January 2018. From June 2015 to December 2017, Dr. Dube served as Sr. Vice President and Head, Global Respiratory Franchise of GlaxoSmithKline Pharmaceuticals plc (“GSK”), a pharmaceutical company. From February 2013 to May 2015, Dr. Dube served as Senior Vice President and Business Unit Head, Respiratory Japan of GSK. Prior to that, Dr. Dube held senior leadership roles at GSK in Strategy, Planning & Operations, Oncology, Managed Markets and Marketing, and earlier in his career held other positions of increasing responsibility at GSK. Dr. Dube holds a B.S. from Santa Clara University and a M.A. and Ph.D. from Cornell University.
Dr. Dube was selected as a director because of his business and professional experience and extensive drug development and commercialization experience.
Gary Lyons has served as a director of the Company since October 2014 and Chairman of the Company since May 2016. Previously, Mr. Lyons was the founding President and Chief Executive Officer of Neurocrine Biosciences from 1993 to 2008 and remains a member of its Board of Directors. Prior to joining Neurocrine, Mr. Lyons held a number of senior management positions at Genentech, Inc., including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves as the Chairman of the Board of Directors for: Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for the treatment of inflammatory/autoimmune and metabolic diseases; Novus Therapeutics, Inc., a company focused on ear, nose and throat; and Brickell Biotech, Inc., a clinical-stage pharmaceutical company focused on developing prescription therapeutics for the treatment of skin diseases. Mr. Lyons is also a Senior Advisor for HealthCare Royalty Partners. Mr. Lyons was previously a director of NeurogesX, Inc., KaloBios Pharmaceuticals, Inc., Facet Biotech Corporation, Cytori Therapeutics and Vical Incorporated. Mr. Lyons holds a B.A. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.
Mr. Lyons was selected as a director because of his extensive experience in the pharmaceutical industry and his breadth and range of experience in operations, corporate leadership, strategy and commercialization.
Jeffrey Meckler has served as a director of the Company since October 2014. Since April 2017, Mr. Meckler has served as Chief Executive Officer and Vice Chairman of the Board of Intec Pharma, Ltd., a pharmaceutical company. He served as Chief Executive Officer and a director of CoCrystal Pharma, Inc., a pharmaceutical company, from April 2015 to July 2016, as a director of QLT, Inc., an ultra-orphan opthalmic biotechnology company based in Canada, from June 2012 to November 2016, as well as the Managing Director of The Andra Group, a life sciences consulting firm. From January 2011 to September 2012, Mr. Meckler acted as a director and Interim Chief Executive Officer of Cypress Bioscience Inc. after its acquisition by Royalty Pharma. He has also served as a director of ClearFarma USA, Kyalin Bioscience and Alveolus Inc. Earlier in his career, Mr. Meckler held a series of positions at Pfizer Inc. in Manufacturing Systems, Market Research, Business Development, Strategic Planning and Corporate Finance, which included playing a significant role in acquisitions and divestitures. Mr. Meckler is the past President and continues to serve on the board of Children of Bellevue, a non-profit organization focused on advocating and developing pediatric programs at Bellevue Hospital Center. Mr. Meckler holds a B.S. in Industrial Management and M.S. in Industrial Administration from Carnegie Mellon University. In addition, Mr. Meckler received a J.D. from Fordham University School of Law.
Mr. Meckler was selected as a director because he has over 20 years in the life sciences sector including business development, strategic planning and corporate finance.
John A. Orwin has served as a director of the Company since March 2017. Since April 2018, Mr. Orwin has served as the President and Chief Executive Officer of Atreca, Inc., a biopharmaceutical company. From June 2013 through June 2017, Mr. Orwin served as Chief Executive Officer of Relypsa, Inc. and from June 2013 through March 2017 also served as President of Relypsa and served on its board of directors from June 2013 until Relypsa’s acquisition by the Galenica Group in September 2016. Prior to Relypsa, Mr. Orwin served as President and Chief Operating Officer of Affymax, Inc., a biotechnology company, from April 2010 to January 2011, and as Affymax’s Chief Executive Officer and a member of the board of directors from February 2011 to May 2013. From 2005 to April 2010, Mr. Orwin served as Vice President and then Senior Vice President of the BioOncology Business Unit at Genentech, Inc. (now a member of the Roche Group), a biotechnology company. From 2001 to 2005, Mr. Orwin served in various executive-level positions at Johnson & Johnson, a life sciences company. Prior to such roles, Mr. Orwin held senior marketing and sales positions at various life sciences and pharmaceutical companies, including Alza Corporation (acquired by Johnson & Johnson), Sangstat Medical Corporation (acquired by Genzyme), Rhone-Poulenc Rorer Pharmaceuticals, Inc. (merged with Sanofi-Aventis) and Schering-Plough Corporation (merged with Merck). Mr. Orwin currently serves as a member of the board of directors of Seattle Genetics, Inc., a biotechnology company, and in addition to previously serving as a member of the board of directors of Relypsa and Affymax, served on the board of directors of NeurogesX, Inc., a biopharmaceutical company, from November 2009 until July 2013, and on the board of directors of Array BioPharma Inc. from November 2012 until its acquisition by Pfizer in July of 2019. Mr. Orwin received a B.A. in Economics from Rutgers University and an M.B.A. from New York University.
Mr. Orwin was selected as a director because of his extensive commercial and strategic business experience within the life sciences industry.
Ron Squarer has served as a director of the Company since April 2017. In March 2020, ADC Therapeutics SA, a clinical stage biopharmaceutical company, announced that Ron Squarer is to be appointed Chairman of its Board of Directors and an advisor to the Company.  In December of 2019 Mr. Squarer was appointed to the Board of Directors of Deciphera Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company.  Mr. Squarer has extensive commercial, development and executive leadership expertise from a greater than 25-year career in the pharmaceutical industry.  Previously, Mr. Squarer served as the Chief Executive Officer and a member of the Board of Directors of Array BioPharma, Inc., an oncology focused biopharmaceutical company from April 2012 to July 2019, when Array BioPharma, Inc. was acquired by Pfizer, Inc. at a total enterprise value of approximately $11.4 billion. Prior to this, Mr. Squarer held positions of increasing responsibility with Hospira Inc., a global pharmaceutical and medical device company, most recently serving as Senior Vice President, Chief Commercial Officer, where he was responsible for delivering $4 billion in annual revenue and leading more than 2,000 employees worldwide.  Mr. Squarer joined Hospira from Mayne Pharma, an oncology-focused, global pharmaceutical company, where he served as Senior Vice President, Global Corporate and Business Development when Mayne was sold to Hospira for $2 billion in 2007.  Prior to Mayne Pharma, Mr. Squarer held senior management roles at both Pfizer, Inc., focused on global oncology commercial development, and at SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline) in the U.S. and Europe. Mr. Squarer holds an MBA from the Kellogg School of Management, Northwestern University and a bachelor’s degree in biochemistry from the University of California, Berkeley.
Mr. Squarer was selected as a director because of his extensive commercial, development and executive leadership expertise in the pharmaceutical industry.
Sandra Poole has served as a director of the Company since May 2019. Ms. Poole served as the Chief Operating Officer of LogicBio Therapeutics, Inc., a genome editing company from April 2018 to March 2019, and of Candel Therapeutics, a biotechnology company, from January 2020 to March 2020. Prior to LogicBio, Ms. Poole held executive roles of increasing responsibility at ImmunoGen, Inc., a company developing antibody-drug conjugates (ADCs) to treat cancer, including serving as Senior Vice President of Technical Operations from September 2014 to July 2015, Executive Vice President, Technical Operations from July 2015 to October 2016 and Executive Vice President, Technical Operations and Commercial Development from October 2016 to January 2017. From February 2017 to March 2018 Ms. Poole served as managing director of S.E.P. Life Sciences Consulting LLL (formerly S. Poole Consulting LLC), a biopharmaceutical consulting company. Before joining ImmunoGen, Ms. Poole spent more than 15 years in global manufacturing and development leadership positions at Genzyme (now Sanofi Genzyme). Ms. Poole currently serves on the supervisory board for Valneva, SE, a France-based vaccine company. She is also a member of the board of directors of ViaCyte, a company focused on regenerative medicine technology to address beta cell loss in type 1 diabetes. Ms. Poole holds an M.A.Sc. and a B.A.Sc. in chemical engineering from the University of Waterloo (Canada).
Ms. Poole was selected as a director because of her extensive manufacturing and technical operations experience across multiple therapeutic areas in the biopharmaceutical industry.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH NAMED NOMINEE
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the determinations of the Board of Directors are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Baynes, Dr. Bruhn, Mr. Coughlin, Mr. Lyons, Mr. Meckler, Mr. Orwin, Ms. Poole and Mr. Squarer. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with the Company. Following our Annual Meeting, assuming the election of our ten nominees for director named in these proxy materials, we will have eight independent directors and two non-independent directors, Dr. Dube, who serves as our President and Chief Executive Officer, and Mr. Aselage, who previously served as our President and Chief Executive Officer.
Board Leadership Structure
It is the Company’s policy to separate the roles of Chief Executive Officer and Chairman of the Board. This separation recognizes the independent roles of the Board of Directors, Chairman of the Board and Chief Executive Officer. The Board of Directors sets Company strategy and provides oversight and accountability for the Chief Executive Officer and Company management. The Chairman of the Board presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer and the balance of the Board of Directors set Company goals with the Chief Executive Officer providing leadership and day to day oversight in furtherance of those goals. The Company believes that separation of the Board of Directors and Company leadership preserves the independence of these roles and maximizes performance.
Role of the Board in Risk Oversight
Our Board of Directors believes that risk management is an important part of establishing, updating and executing on the Company’s business strategy. Our Board of Directors, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board of Directors focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board of Directors and its committees regularly discuss with management the areas of significant risk exposure and the steps management has taken to monitor and control such exposures, as well as the identification of potential emerging risks.
While the Board of Directors has ultimate oversight responsibility for the risk management process, it has delegated portions of this responsibility to its committees. The Audit Committee, as part of its responsibilities, oversees the management of financial risks, including accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the Company’s internal audit function, if required, and its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures, and also takes the lead on overseeing cybersecurity risk on behalf of the Board. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating / Corporate Governance Committee oversees the management of risks associated with our corporate governance practices, and the independence and composition of our Board of Directors. The Science and Medical Technology Committee reviews the risks associated with our research and development activities, including clinical and regulatory risks. These committees provide regular reports, on at least a quarterly basis, to the full Board of Directors. The participation of the full Board of Directors in setting the Company’s business strategy incorporates assessment and oversight of strategic risks for the Company as a whole.
Board Self-Assessment
The Nominating/Corporate Governance Committee ensures that the Board and each of its committees are annually assessed with an aim toward enhancing effectiveness. Directors complete an evaluation in order to provide performance feedback and suggestions for improved effectiveness or contributions. The assessments are done by way of a questionnaire conducted by our external legal counsel, Cooley, LLP. The assessments are treated on a confidential basis, with the results tallied on an anonymous basis for review. The results of the evaluation are analyzed by our General Counsel, the Nominating/Corporate Governance Committee and the Board, who decide whether any changes are needed to the Board’s processes, procedures, composition or Committee structure. The evaluation carried out in 2019 indicated that the Board and its committees were effectively fulfilling their responsibilities.
Board Education
The Board recognizes the importance of ongoing director education. In order to facilitate directors’ educational development, the members of the Board of Directors regularly meet with management and are given periodic presentations on our business and recent business developments. Members of the Board of Directors also periodically meet with other senior decision-makers within the Company as well as outside experts in order to enhance the Board’s understanding of our business and operations. Periodically, the Board of Directors are presented external research and trends in corporate governance. In addition, on an annual basis our Board holds a strategic off-site with members of our management team in conjunction with the quarterly board meeting. The Company also encourages and provides funding for members of the Board of Directors to attend outside director continuing education events.
Meetings of the Board of Directors
Our Board of Directors met nine times during 2019. All directors who served in 2019 attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were directors or committee members, respectively, with the exception of John Kozarich who announced in October 2019 his planned retirement from the Board effective January 1, 2020 and missed certain meetings due to scheduling conflicts.
Information Regarding Committees of the Board of Directors
The standing committees of our Board of Directors consist of the Audit Committee, the Compensation Committee, the Nominating / Corporate Governance Committee and the Science and Medical Technology Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable. The following table provides membership information for each of the Board committees:

Name	Age	Current Position(s)	Independent	Director Since	Committee
					Audit	Compensation	Nominating / Corporate Governance	Science & Medical Technology
Stephen Aselage	68	Director		2012				X
Roy Baynes	65	Director	X	2016			X	Chairman
Suzanne Bruhn	56	Director	X	2020				X
Timothy Coughlin	53	Director	X	2015	Chairman	X
Eric Dube	47	Chief Executive Officer and Director		2019
Gary Lyons	68	Director*	X	2014		X
Jeffrey Meckler	53	Director	X	2014	X		Chairman
John A. Orwin	55	Director	X	2017		Chairman
Sandra Poole	56	Director	X	2019			X	X
Ron Squarer	53	Director	X	2017	X
* Chairman of the Board of Directors
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee is responsible for assisting our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee.
The members of the Audit Committee currently are Messrs. Coughlin, Meckler and Squarer. Mr. Coughlin has served as chair of the Audit Committee since April 2015. All members of the Audit Committee qualify as an independent director under the corporate governance standards of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that all three Audit Committee members qualify as “audit committee financial experts” as such term is currently defined in Item 407(d)(5) of Regulation S-K.
The Audit Committee has adopted a formal, written Audit Committee charter that complies with Securities and Exchange Commission (the “SEC”) rules and regulations and the Nasdaq listing standards. We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. The Audit Committee met four times during 2019. A copy of the Audit Committee charter is available on the investors section of our website at www.retrophin.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2019.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Mr. Coughlin
Mr. Meckler
Mr. Squarer

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the chief executive officer, to be ratified by the independent directors, and approves or recommends to our Board of Directors for approval the compensation for other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.
The members of the Compensation Committee currently are Messrs. Coughlin, Lyons and Orwin. Mr. Orwin serves as chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and each is an independent director as defined by the Nasdaq Listing Rules, including Nasdaq Listing 5605(d)(2).
The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the Nasdaq listing standards. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. The Compensation Committee met five times during 2019. A copy of the Compensation Committee charter is available on the investors section of our website at www.retrophin.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2019.
Compensation Committee Report*
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mr. Orwin
Mr. Coughlin
Mr. Lyons

*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating / Corporate Governance Committee
The Nominating / Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the structure and composition of our Board of Directors and its committees. In addition, the Nominating / Corporate Governance Committee is responsible for developing and recommending to our Board of Directors corporate governance guidelines applicable to the Company and advising our Board of Directors on corporate governance matters.
The members of the Nominating / Corporate Governance Committee currently are Mr. Meckler, Dr. Baynes, and Ms. Poole. Mr. Meckler serves as chair of the Nominating / Corporate Governance Committee. Each member of the Nominating / Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and an independent director as defined by the Nasdaq Listing Rules.
The Nominating / Corporate Governance Committee has adopted a formal, written Nominating / Corporate Governance Committee charter that complies with SEC rules and regulations and the Nasdaq listing standards. We believe that the composition and functioning of our Nominating / Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and Nasdaq rules and regulations. The Nominating / Corporate Governance Committee met five times during 2019. A copy of the Nominating / Corporate Governance Committee charter is available on the investors section of our website at www.retrophin.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2019.

Science and Medical Technology Committee
The Board of Directors created a Science and Medical Technology Committee in 2017, and it is currently comprised of Dr. Baynes, Dr. Bruhn, Mr. Aselage and Ms. Poole. The purpose of the Science and Medical Technology Committee is to assist the Board of Directors in its oversight of management’s exercise of significant scientific judgments relating to the Company’s research and development activities and portfolio. The Science and Medical Technology Committee met four times during 2019.
Stockholder Communications with the Board of Directors
Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so by writing to: Board of Directors, Retrophin, Inc., 3721 Valley Centre Drive, Suite 200, San Diego, California 92130. Communications may be addressed to an individual director, a Board committee, the non-employee directors or the full Board of Directors. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam” and/ or communications offering to buy or sell products or services.
Director Nomination Process
In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance guidelines, which include the following:

•	Directors should be less than 70 years of age at the time of first election;

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Directors should be a member of not more than five other public company boards of directors; if a member of the Audit Committee serve as chairman of not more than two other audit committees of public companies; if a named executive officer of a public company serve on not more than two other public company boards of directors;

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Directors should have the diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes appropriate for representation on the Board of Directors;

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Directors should have no affiliation with a competitor or have, or appear to have, a conflict of interest that would impair their ability to fulfill the responsibilities of a director and represent the stockholders;

•	Directors should have highest quality personal and professional references;

•	Directors should attend at least 75% of the scheduled Board of Directors meetings and provide meaningful participation; and

•	Directors should have a commitment to adhere to the Company’s policies.
On an annual basis the Nominating / Corporate Governance Committee evaluates the experience, qualifications, attributes and skills of each of the members of the Board of Directors in light of the Company’s business and structure to determine whether each such person should continue to serve as a director. The Nominating / Corporate Governance Committee annually reviews with the Board of Directors the skills and characteristics required of the members in the context of the then current membership of the Board of Directors.
Directors are told to notify the Chairman of the Board and Chairman of the Nominating / Corporate Governance Committee in the event of any significant change in his or her employment responsibilities or affiliations and so the Board, through the Nominating / Corporate Governance Committee, can review such director's continued appropriateness of Board membership under changed circumstances.
Although according to the Company’s bylaws all elections are determined by a plurality of the votes cast, it is the Company’s policy that any nominee for director in an uncontested election who does not receive a majority of the votes cast (i.e. receives a greater number of votes “withheld” from or “against” his or her election than votes “for” in such election) shall submit his or her offer of resignation for consideration by the Nominating / Corporate Governance Committee. The Nominating / Corporate Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the Nominating / Corporate Governance Committee’s recommendation. Promptly following the Board of Directors’ decision, the Company will disclose that decision and an explanation of such decision in a filing with the Securities and Exchange Commission and a press release.
It is the Company’s policy to have a diversity of skills, professional experience, education, associations, achievements, training, points of view and individual qualities and attributes represented on the Board of Directors. The Nominating/Corporate Governance Committee considers the diversity of the Board of Directors when evaluating candidates for election or re-election to the Board of Directors and has engaged a national search firm to assist in diversifying the membership of the Board of Directors.
The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds. The Nominating / Corporate Governance Committee generally relies upon, receives and reviews recommendations from third-party search firms as well as a wide variety of contacts, including current executive officers and directors, as sources for potential director candidates. The Board of Directors retains complete independence in making nominations for election to the Board of Directors.
The Nominating / Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Nominating / Corporate Governance Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Any stockholder may recommend nominees for director by writing to the Chairman of the Nominating / Corporate Governance Committee, Retrophin, Inc., 3721 Valley Centre Drive, Suite 200, San

Diego, California 92130, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by the Nominating / Corporate Governance Committee for further review and consideration in accordance with this policy.
Executive Sessions
As required under Nasdaq listing standards, our independent directors have in the past regularly met, and will continue in the future to regularly meet, in executive sessions in which only independent directors are present. Our independent directors met in executive session at each regularly scheduled Board meeting during 2019.
Director Attendance at Annual Meeting of Stockholders
We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. Dr. Dube attended our 2019 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
Messrs. Coughlin, Lyons and Orwin each served on the Compensation Committee during the last fiscal year. None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serve, or have served during the last fiscal year, as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers, employees and agents, including those officers responsible for financial reporting. We make our code of business conduct and ethics available on the investors section of our website at www.retrophin.com. We intend to disclose future amendments to the code or any waivers of its requirements on our website to the extent permitted by the applicable rules and exchange requirements.

PROPOSAL 2

APPROVAL OF THE 2018 EQUITY INCENTIVE PLAN, AS AMENDED
Subject to stockholder approval, our Board approved an amendment to the Retrophin, Inc. 2018 Equity Incentive Plan (the "2018 Plan") in April 2020 (the 2018 Plan, as amended, the "Amended 2018 Plan") to increase the number of shares of common stock authorized for issuance under the 2018 Plan by 2,400,000 shares. The material terms of the Amended 2018 Plan are summarized below.
In this Proposal 2, our stockholders are being asked to approve the Amended 2018 Plan in order to increase the number of shares of the Company’s common stock authorized for issuance under the 2018 Plan by an additional 2,400,000 shares.
Our Board believes that the Amended 2018 Plan is an integral part of our long-term compensation policy and that the Amended 2018 Plan is necessary to continue providing the appropriate levels and types of equity compensation to our employees.
Why We are Asking our Stockholders to Approve the Amended 2018 Plan
Our Board believes it is in the best interests of the Company and our stockholders to approve the Amended 2018 Plan to increase the number of shares authorized for issuance by an additional 2,400,000 shares. If the Amended 2018 Plan is not approved, we will not have a sufficient amount of authorized shares for future issuance under the 2018 Plan. Prior to the Board approving the Amended 2018 Plan, 5,873,242 shares of common stock were authorized for issuance under the 2018 Plan. As of March 23, 2020, and after taking into account the annual 2019 grants effected in May 2019 and the annual 2020 grants effected in January 2020, 666,645 shares of common stock remained available for future grant under the 2018 Plan.
Why You Should Vote to Approve the Amended 2018 Plan
Equity Awards Are an Important Part of Our Compensation Philosophy
Our Board believes that our future success depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating employees, non-employee directors and consultants. The Board believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate employees, non-employee directors and consultants, and better aligns the interests of our employees, non-employee directors and consultants with those of our stockholders. The Amended 2018 Plan will allow us to continue to provide equity incentives to our eligible employees, non-employee directors and consultants. Therefore, the Board believes that the Amended 2018 Plan is in the best interests of the Company and its stockholders and recommends a vote in favor of this Proposal 2.
We Have Experienced and Expect to Continue to Experience Substantial Growth in Our Business
The Board believes that the Amended 2018 Plan is necessary to continue to attract and retain the services of talented individuals essential to our long-term growth and financial success. Our Board strongly believes that the issuance of equity awards is a key element underlying our ability to attract, retain and motivate our employees, including our executives, and our consultants and advisors, and is a substantial contributing factor to our success and the growth of our business. So far we have relied significantly on equity incentives in the form of stock option awards and restricted stock unit awards to attract and retain key employees, and we believe that equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other employees. If our stockholders do not approve the Amended 2018 Plan, the Company strongly believes that it will be unable to successfully use equity as part of its compensation program, as most of its competitors in the industry do, putting the Company at a significant disadvantage and compromising its ability to enhance stockholder value.
We Consider Dilution and Manage Our Equity Incentive Award Use Carefully
We continue to believe that equity awards such as stock options and restricted stock units are a vital part of our overall compensation program. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. However, we recognize that equity awards dilute existing stockholders, and, therefore, we must responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.
We recognize that certain proxy advisory firms utilize various calculations to determine whether to support a company’s proposal to increase the number of shares reserved for issuance under an equity plan, including potential dilution to stockholders as a percentage of common shares outstanding. Under those calculations, our historical equity dilution may appear high relative to peer companies. This is primarily due to the fact that we are a relatively young company and we have not raised capital through the sale of dilutive equity since 2015. Many of our peers have relied on repetitive dilutive equity financings resulting in a significantly higher number of outstanding common shares than we currently have outstanding. Instead, we have relied on our commercial revenues, the sale of a priority review voucher for $245 million and convertible note financings of $46 million and $276 million to fund our operations, and have not increased the number of our common shares outstanding to a level commensurate with what might be typical for a development stage biopharmaceutical company of our size. This lower number of total shares outstanding, compared to our peers, in the denominator of such dilution calculations contributes to our equity compensation program exceeding the dilution limitations used by certain proxy advisory firms, leading them to recommend voting against Proposal 2. In order to execute on our pipeline, maximize the potential of our commercial portfolio and support the projected growth of our company, within a competitive biopharmaceutical labor market, we need highly talented and skilled individuals with extensive experience in the pharmaceutical industry. Appropriate equity awards are a key aspect to attracting, retaining and incentivizing these talented and skilled individuals.
The Size of Our Share Reserve Request is Reasonable
If the Amended 2018 Plan is approved by our stockholders, we expect to have approximately 3,066,645 shares available for grant after our annual meeting, which we anticipate being a pool of shares necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees. The size of our request is also reasonable in light of the equity granted to our employees and directors over the past year.
Important Aspects of Our Amended 2018 Plan Designed to Protect Our Stockholders’ Interests
The Amended 2018 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	No single trigger accelerated vesting upon change in control. The Amended 2018 Plan does not provide for any automatic mandatory vesting of awards upon a change in control.

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No liberal share counting or recycling. The following shares will not become available again for issuance under the Amended 2018 Plan: (i) shares that are reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award; (ii) shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award; and (iii) any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award.

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Minimum vesting requirements. The Amended 2018 Plan provides that no award will vest until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the aggregate number of shares that may be issued under the Amended 2018 Plan may be subject to awards which do not meet such vesting requirements.

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Fungible share counting. The Amended 2018 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the Amended 2018 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the Amended 2018 Plan and (ii) 1.56 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”) granted under the Amended 2018 Plan. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the Amended 2018 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the Amended 2018 Plan subject to an Appreciation Award and (ii) 1.56 shares for each share that becomes available again for issuance under the terms of the Amended 2018 Plan subject to a Full Value Award.

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Recoup/clawback. Awards granted under the Amended 2018 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, we may impose other clawback, recovery or recoupment provisions in an award agreement, including a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of cause.

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Repricing is not allowed without stockholder approval. The Amended 2018 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2018 Plan without prior stockholder approval.

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Stockholder approval is required for additional shares. The Amended 2018 Plan does not contain an annual “evergreen” provision. The Amended 2018 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

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No liberal change in control definition. The change in control definition in the Amended 2018 Plan is not a “liberal” definition. A change in control transaction must actually occur in order for the change in control provisions in the Amended 2018 Plan to be triggered.

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No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Amended 2018 Plan must have an exercise or strike price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

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Administration by independent committee. The Amended 2018 Plan will be administered by the members of our Compensation Committee, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” within the meaning of the NASDAQ listing standards.

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Flexibility in designing equity compensation scheme. The Amended 2018 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

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Broad based eligibility for equity awards. We grant equity awards to a large portion of our employees. By doing so, we tie our employees’ interests with stockholder interests and motivate our employees to act as owners of the business.

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Material amendments require stockholder approval. Consistent with NASDAQ rules, the Amended 2018 Plan requires stockholder approval of any material revisions to the Amended 2018 Plan. In addition, certain other amendments to the Amended 2018 Plan require stockholder approval.

•	Limit on non-employee director awards and other awards. The Amended 2018 Plan contains a limit on non-employee director compensation.

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Restrictions on dividends. The Amended 2018 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our common stock subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

Overhang
The following table provides certain additional information regarding our equity incentive program.

As of March 23, 2020
Total number of shares of common stock subject to outstanding stock options	8,523,286
Weighted-average exercise price of outstanding stock options	$18.93
Weighted-average remaining term of outstanding stock options (in years)	6.81
Total number of shares of common stock subject to outstanding full value awards (1)	1,631,033
Total number of shares of common stock available for grant without giving effect to the approval of the 2018 Plan	666,645
(1) Includes 350,250 unearned performance-based restricted stock units

As of March 23, 2020
Total number of shares of common stock outstanding	43,151,757
Per-share closing price of common stock as reported on NASDAQ Global Market	$10.79
Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2019.

Fiscal Year 2019
Total number of shares of common stock subject to stock options granted	1,360,925
Total number of shares of common stock subject to full value awards granted	559,815
Weighted-average number of shares of common stock outstanding	42,339,961
Burn Rate	4.54%
Description of the Amended 2018 Plan
The material features of the Amended 2018 Plan are described below. The following description of the Amended 2018 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2018 Plan. Stockholders are urged to read the actual text of the Amended 2018 Plan in its entirety, which is attached to this proxy statement as Appendix A.
Purpose
The Amended 2018 Plan is designed to secure and retain the services of our employees, directors and consultants, provide incentives for our employees, directors and consultants to exert maximum efforts for the success of our company and our affiliates, and provide a means by which our employees, directors and consultants may be given an opportunity to benefit from increases in the value of our common stock.
Types of Awards
The terms of the Amended 2018 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards, and performance awards that may be settled in cash, stock, or other property.
Shares Available for Awards
Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2018 Plan, or the Share Reserve, will not exceed the sum of (A) 7,784,114 shares (which number is the sum of (i) 1,800,000 shares originally added to the Share Reserve in connection with the Company's adoption of the 2018 Plan, (ii) 2,000,000 shares that were added, with approval by our stockholders, in May 2019, (iii) 2,400,000 shares that are subject to approval by our stockholders under this proposal 2, and (iv) 1,584,114 shares subject to the Prior Plans' Available Reserve (as defined below)), and (B) any Prior Plans’ Returning Shares (as defined below), as such shares become available from time to time.
The “Prior Plans’ Available Reserve” refers to the unallocated shares that, as of the effective date of the 2018 Plan, remained available for grant under the Retrophin, Inc. 2015 Equity Incentive Plan and the Retrophin, Inc. 2014 Incentive Compensation Plan (collectively, the “Prior Plans”).

The “Prior Plans’ Returning Shares” are shares subject to outstanding stock awards granted under the Prior Plans that, from and after the effective date of the 2018 Plan, (i) expire or terminate for any reason prior to exercise or settlement or (ii) are forfeited, cancelled or otherwise returned to us because of the failure to meet a contingency or condition required for the vesting of such shares.
The number of shares of our common stock available for issuance under the Amended 2018 Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.56 shares for each share of common stock issued pursuant to a full value award (i.e., any stock award that is not a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant).
If (i) any shares of common stock subject to a stock award are not issued because the stock award expires or otherwise terminates without all of the shares covered by the stock award having been issued or is settled in cash, or (ii) any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares, then such shares will again become available for issuance under the Amended 2018 Plan (collectively, the “2018 Plan Returning Shares”). For each 2018 Plan Returning Share subject to a full value award, or Prior Plans’ Returning Share subject to a stock award other than a Prior Plans’ Appreciation Award, the number of shares of common stock available for issuance under the Amended 2018 Plan will increase by 1.56 shares.
Any shares of common stock reacquired or withheld (or not issued) by us to satisfy the exercise or purchase price of a stock award will no longer be available for issuance under the Amended 2018 Plan, including any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award. In addition, any shares reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award granted under the Amended 2018 Plan or a stock award under a Prior Plan, or any shares repurchased by us on the open market with the proceeds of the exercise or strike price of a stock option or stock appreciation right granted under the Amended 2018 Plan or a stock option or stock appreciation right granted under a prior plan will no longer be available for issuance under the Amended 2018 Plan.
Eligibility
Persons eligible to participate in the Amended 2018 Plan are officers, employees, non-employee directors and other key persons (including consultants) of ours and our affiliates, as selected from time to time by the Compensation Committee in its discretion. As of the Record Date, approximately 237 individuals were eligible to participate in the Amended 2018 Plan, which included six executive officers, 223 employees who are not officers, and eight non-employee directors. Incentive stock options may be granted under the Amended 2018 Plan only to our employees (including officers) and employees of our affiliates.
Non-Employee Director Compensation Limit
Under the Amended 2018 Plan, the maximum number of shares of our common stock subject to stock awards granted during any one calendar year to any of our non-employee directors, taken together with any cash fees paid by the Company to such non-employee director during such calendar year, will not exceed $1,000,000 in total value, or $1,500,000 with respect to the calendar year in which the individual is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).
Administration
The Amended 2018 Plan will be administered by our Board, which may in turn delegate authority to administer the Amended 2018 Plan to a committee. Our Board has delegated concurrent authority to administer the Amended 2018 Plan to our Compensation Committee, but may, at any time, revest in itself some or all of the power delegated to our Compensation Committee. The Board and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 2. Subject to the terms of the Amended 2018 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” below)), the Plan Administrator, may determine the recipients, the types of awards to be granted, the number of shares of our common stock subject to or the cash value of awards, and the terms and conditions of awards granted under the Amended 2018 Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the Amended 2018 Plan.
The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of our common stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.
Repricing; Cancellation and Re-Grant of Stock Awards
Under the Amended 2018 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders. Such approval must be obtained within 12 months prior to such an event.

Minimum Vesting Requirements
Under the Amended 2018 Plan, no stock award will vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the stock award; provided, however, that up to 5% of the Share Reserve may be subject to awards which do not meet such vesting (and, if applicable, exercisability) requirements.
Stock Options
Stock options may be granted under the Amended 2018 Plan pursuant to stock option agreements. The Amended 2018 Plan permits the grant of stock options that are intended to qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs.
The exercise price of a stock option granted under the Amended 2018 Plan may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.
The term of stock options granted under the Amended 2018 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s service relationship with us or any of our affiliates (referred to in this Proposal 2 as “continuous service”) terminates (other than for cause and other than upon the participant’s death or disability), the participant may exercise any vested stock options for up to three months following the participant’s termination of continuous service. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service terminates due to the participant’s disability or death (or the participant dies within a specified period, if any, following termination of continuous service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months following the participant’s termination due to the participant’s disability or for up to 18 months following the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, if a participant’s continuous service is terminated for cause (as defined in the Amended 2018 Plan), all stock options held by the participant will terminate upon the participant’s termination of continuous service and the participant will be prohibited from exercising any stock option from and after such termination date. Except as otherwise provided in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term of a stock option may be extended if the exercise of the stock option following the participant’s termination of continuous service (other than for cause and other than upon the participant’s death or disability) would be prohibited by applicable securities laws or if the sale of any common stock received upon exercise of the stock option following the participant’s termination of continuous service (other than for cause) would violate our insider trading policy. In no event, however, may a stock option be exercised after its original expiration date.
Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2018 Plan will be determined by the Plan Administrator and may include payment: (i) by cash, check, bank draft or money order payable to us; (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) by delivery to us of shares of our common stock (either by actual delivery or attestation); (iv) by a net exercise arrangement (for NSOs only); or (v) in other legal consideration approved by the Plan Administrator.
Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), stock options granted under the Amended 2018 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2018 Plan may be subject to different vesting schedules as the Plan Administrator may determine.
The Plan Administrator may impose limitations on the transferability of stock options granted under the Amended 2018 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the Amended 2018 Plan other than by will or the laws of descent and distribution or, subject to approval by the Plan Administrator, pursuant to a domestic relations order or an official marital settlement agreement. However, the Plan Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. In addition, subject to approval by the Plan Administrator, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.
Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the common stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.
Subject to adjustment for certain changes in our capitalization, the aggregate maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under the Amended 2018 Plan is 8,000,000 shares (subject also to the limitations described above under "Shares Available for Awards").
Stock Appreciation Rights
Stock appreciation rights may be granted under the Amended 2018 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator, but will in no event be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. The appreciation distribution payable upon exercise of a stock appreciation right may be paid in shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination of continuous service and restrictions on transfer as stock options under the Amended 2018 Plan.
Restricted Stock Awards
Restricted stock awards may be granted under the Amended 2018 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the participant’s services performed for us or any of our affiliates, or any other form of legal consideration acceptable to the Plan Administrator. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), shares of our common stock acquired under a restricted stock award may be subject to forfeiture to or repurchase by us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. A restricted stock award agreement may provide that any dividends paid on restricted stock will be subject to the same vesting conditions as apply to the shares subject to the restricted stock award. Upon a participant’s termination of continuous service for any reason, any shares subject to restricted stock awards held by the participant that have not vested as of such termination date may be forfeited to or repurchased by us.
Restricted Stock Unit Awards
Restricted stock unit awards may be granted under the Amended 2018 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form of legal consideration acceptable to the Plan Administrator. A restricted stock unit award may be settled by the delivery of shares of our common stock, in cash, in a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award, provided that any additional shares credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying restricted stock unit award. Except as otherwise provided in a participant’s restricted stock unit award agreement or other written agreement with us or one of our affiliates, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.
Performance Awards
A performance stock award is a stock award that is payable (including that may be granted, may vest, or may be exercised) contingent upon the attainment of pre-determined performance goals during a performance period. A performance stock award may require the completion of a specified period of continuous service. Subject to certain minimum vesting requirements (see “Minimum Vesting Requirements” above), the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Plan Administrator. In addition, to the extent permitted by applicable law and the performance stock award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards.
In granting a performance stock award the Plan Administrator will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Amended 2018 Plan and described below. As soon as administratively practicable following the end of the performance period, the Plan Administrator will determine whether the performance goals have been satisfied.
Performance goals under the Amended 2018 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) pre-clinical development related compound goals; (34) financing; (35) regulatory milestones, including approval of a compound; (36) stockholder liquidity; (37) corporate governance and compliance; (38) product commercialization; (39) intellectual property; (40) personnel matters; (41) progress of internal research or clinical programs; (42) progress of partnered programs; (43) implementation or completion of projects and processes; (44) partner satisfaction; (45) budget management; (46) clinical achievements; (47) completing phases of a clinical study (including the treatment phase); (48) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (49) timely completion of clinical trials; (50) submission of INDs and NDAs and other regulatory achievements; (51) partner or collaborator achievements; (52) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (53) research progress, including the development of programs; (54) investor relations, analysts and communication; (55) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (56) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (57) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (58) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (59) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and (60) other measures of performance selected by the Plan Administrator.
Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, the Plan Administrator may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, our board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards
Other forms of stock awards valued in whole or in part by reference to, or otherwise based on, our common stock may be granted either alone or in addition to other stock awards under the Amended 2018 Plan. Subject to the terms of the Amended 2018 Plan (including certain minimum vesting requirements (see “Minimum Vesting Requirements” above)), the Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other terms and conditions of such other stock awards.
Recoup/Clawback
Awards granted under the Amended 2018 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.
Changes to Capital Structure
In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2018 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; and (iii)  the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Transaction
In the event of a transaction (as defined in the Amended 2018 Plan and described below), the Plan Administrator may take one or more of the following actions with respect to stock awards, contingent upon the closing or consummation of the transaction, unless otherwise provided in the instrument evidencing the stock award, in any other written agreement between us or one of our affiliates and the participant or in our director compensation policy, or unless otherwise provided by the Plan Administrator at the time of grant of the stock award:

•
arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the stock award or to substitute a similar stock award for the stock award (including an award to acquire the same consideration paid to our stockholders pursuant to the transaction);

•
arrange for the assignment of any reacquisition or repurchase rights held by us in respect of our common stock issued pursuant to the stock award to the surviving or acquiring corporation (or its parent company);

•
accelerate the vesting (and, if applicable, the exercisability) of the stock award to a date prior to the effective time of the transaction as determined by the Plan Administrator (or, if the Plan Administrator does not determine such a date, to the date that is five days prior to the effective date of the transaction), with the stock award terminating if not exercised (if applicable) at or prior to the effective time of the transaction; provided, however, that the Plan Administrator may require participants to complete and deliver to us a notice of exercise before the effective date of a transaction, which is contingent upon the effectiveness of the transaction;

•	arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award;

•
cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the Plan Administrator may consider appropriate; and

•
cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the transaction, in exchange for a payment, in such form as may be determined by the Plan Administrator equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (ii) any exercise price payable in connection with such exercise, which payment may be subject to any escrow, holdback, earnout or similar provisions to the same extent and in the same manner as those provisions apply to holders of common stock.
The Plan Administrator is not required to take the same action with respect to all stock awards or portions of stock awards or with respect to all participants. The Plan Administrator may take different actions with respect to the vested and unvested portions of a stock award.
For purposes of the Amended 2018 Plan, a transaction will be deemed to occur in the event of a corporate transaction or a change in control. A corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
A change of control generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (iv) when a majority of our board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our board members or their approved successors.
Change in Control
Under the Amended 2018 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a termination of service in connection with a change in control (as defined in the Amended 2018 Plan and described below) as may be provided in the participant’s stock award agreement, in any other written agreement with us or one of our affiliates or in our director compensation policy, but in the absence of such provision, no such acceleration will occur.
The acceleration of vesting of an award in the event of a corporate transaction or a change in control event under the 2018 Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.
Dissolution
If the Company dissolves, all outstanding stock awards (other than fully vested stock awards and outstanding shares of our common stock not subject to a forfeiture condition or our right of repurchase) will terminate immediately prior to the dissolution, and we may repurchase or reacquire the shares of our common stock subject to our repurchase rights or a forfeiture condition even if the participant is providing service. Our board of directors may provide, in its discretion, that some or all of the outstanding stock awards will become fully vested, exercisable, or no longer subject to repurchase or forfeiture prior to the completion of the dissolution but contingent on its completion.
Plan Amendments and Termination
The Plan Administrator will have the authority to amend or terminate the Amended 2018 Plan at any time. However, except as otherwise provided in the Amended 2018 Plan or an award agreement, no amendment or termination of the Amended 2018 Plan may materially impair a participant’s rights under his or her outstanding awards without the participant’s consent. We will obtain stockholder approval of any amendment to the Amended 2018 Plan as required by applicable law and listing requirements. No incentive stock options may be granted under the Amended 2018 Plan after the tenth anniversary of the date the 2018 Plan was adopted by our Board.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the Amended 2018 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the Amended 2018 Plan. The Amended 2018 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to his or her fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options
The Amended 2018 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss.
If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.
We are not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and provided that either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.
Restricted Stock Awards
Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards
Generally, the recipient of a restricted stock unit award structured to comply with the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. To comply with the requirements of Section 409A of the Code, the stock subject to a restricted stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the restricted stock unit award otherwise complies with or qualifies for an exception to the requirements of Section 409A of the Code (including delivery upon achievement of a performance goal), in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.
Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights
Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162(m) Limitations
Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
New Plan Benefits

	Amended 2018 Plan
Name and Position	Dollar value		Number of shares
Eric Dube, Ph.D. President and Chief Executive Officer	—	(1)	—	(1)
Laura Clague Chief Financial Officer	—	(1)	—	(1)
Peter Heerma Chief Commercial Officer	—	(1)	—	(1)
William E. Rote, Ph.D. Senior Vice President and Head of Research and Development	—	(1)	—	(1)
Noah Rosenberg, MD Chief Medical Officer	—	(1)	—	(1)
All current executive officers as a group	—	(1)	—	(1)
All current directors who are not executive officers as a group	—	(2)	96,000	(2)
All employees, including all current officers who are not executive officers, as a group	—	(1)	—	(1)
________________________

(1)
Awards granted under the Amended 2018 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 Plan, and our Board and our Compensation Committee have not granted any awards under the Amended 2018 Plan subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Amended 2018 Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for fiscal year 2018 if the Amended 2018 Plan had been in effect, are not determinable.

(2)
Awards granted under the Amended 2018 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 Plan. Pursuant to our compensation policy for non-employee directors, however, each of our current non-employee directors is eligible to receive an annual retainer of $50,000 for serving on the Board and, if applicable, an additional annual retainer of $30,000 for serving as the Chairman of the Board, an additional annual retainer of $10,000 for service as a member of the Audit Committee ($20,000 for serving as the Chairman of the Audit Committee), an additional annual retainer of $7,500 for serving as a member of the Compensation Committee ($15,000 for serving as the Chairman of the Compensation Committee), an additional annual retainer of $5,000 for serving as a member of the Nominating /Corporate Governance Committee ($12,000 for serving as the Chairman of the Nominating and Corporate Governance Committee) and an additional annual retainer of $5,000 for serving as a member of the Science and Medical Technology Committee ($10,000 for serving as the Chairman of the Science and Technology Committee) for each calendar year, provided that the non-employee director continues his or her service as a non-employee director (or Chairman of the Board or member or Chairman of a committee, as applicable) during such calendar year. A non-employee director may elect to receive the value of such retainers in the form of stock options. The number of shares subject to each option grant is determined on the basis of the “fair value” of our common stock using a Black-Scholes or binominal valuation model, in each case on the date of grant and, therefore, is not determinable at this time. Pursuant to our compensation policy for non-employee directors, any non-employee director who is first elected to the Board will be granted an option to purchase 15,750 shares of our common stock and 5,250 restricted stock units on the date of his or her initial election to the Board. In addition, on the date of each annual meeting, each person who has served as a non-employee director since at least the date that is six (6) months prior to the date of such annual meeting and continues to serve as a non-employee member of the Board of Directors following such annual meeting will be granted a stock option to purchase 9,000 shares of our common stock and 3,000 restricted stock units. All option grants will have an exercise price per share equal to the fair market value of our common stock on the date of grant. Each initial grant for a non-employee director will vest over a three year period, and each annual grant for a non-employee director will vest over a one year period, in each case subject to the director’s continuing service on our Board of Directors. After the date of the annual meeting, any such awards will be granted under the Amended 2018 Plan if this Proposal 2 is approved by our stockholders. For additional information regarding our compensation policy for non-employee directors, see the “Director Compensation” section below.

Plan Benefits
The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock underlying awards that have been granted (even if not currently outstanding) under the 2018 Plan since its approval by our stockholders in 2018 and through March 23, 2020.

Name and principle position	Number of awards granted (#)
Eric Dube, Ph.D. President and Chief Executive Officer	406,000
Laura Clague Chief Financial Officer	201,000
Peter Heerma Chief Commercial Officer	73,000
William E. Rote, Ph.D. Senior Vice President and Head of Research and Development	187,000
Noah Rosenberg, M.D. Chief Medical Officer	135,000
All current executive officers as a group (6 persons)	1,193,000
All current non-executive directors as a group (9 persons)	358,000	*
Each nominee for director (10 persons):
Stephen Aselage	10,000	*
Roy Baynes	22,500
Suzanne Bruhn	—
Timothy Coughlin	22,500
Eric Dube	—
Gary Lyons	22,500
Jeffrey Meckler	22,500
John A. Orwin	22,500
Sandra Poole	17,500
Ron Squarer	22,500
Each associate of any director, executive officer or nominee (0 persons)	—
Each other person who received or is to receive 5% of awards (1 person)	406,000
All employees, including all current non-executive officers, as a group (228 persons)	3,231,553

*	Awards covering an additional 196,000 shares were granted to Mr. Aselage in his capacity as our President and Chief Executive Officer prior to his retirement in January 2019.
Required Vote and Board of Directors Recommendation
Stockholders are requested in this proposal 2 to approve the Amended 2018 Plan described above. Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The Amended 2018 Plan will not go into effect if our stockholders do not vote “FOR” the approval of the amendment to the 2018 Plan. A copy of the Amended 2018 Plan is appended to this proxy statement as Appendix A, which stockholders are urged to read. The description of the Amended 2018 Plan in this Proposal is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2018 Plan.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2014 Annual Meeting of Stockholders, the stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, this year, the Company is again asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the related practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis and related compensation tables contained in this proxy statement. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Summary of the Company’s Executive Compensation Philosophy
The Compensation Committee of the Board of Directors (the “Compensation Committee”) bases its executive compensation decisions on a number of objectives which include aligning management incentives with interests of stockholders, providing competitive compensation, appropriately balancing compensation risk in the context of the Company’s business strategy and meeting evolving compensation governance standards. The philosophy of the Compensation Committee in establishing the Company’s compensation policy for executive officers as well as all other employees is to:

•	align compensation plans with both short-term and long-term goals and objectives of the Company and stockholder interests;

•	attract and retain highly skilled individuals by offering compensation that compares favorably to other employers who are competing for available employees;

•	incentivize employees through a mix of base salary, bonus amounts based on achievement of defined corporate goals and long-term equity awards to generate returns for stockholders; and

•	pay for performance by ensuring that an ever increasing percentage of an individual’s compensation is performance-based as they progress to higher levels within the Company.
As discussed below in the Compensation Discussion and Analysis, we believe that we have adopted a compensation philosophy that provides strong alignment between executive pay and performance based on strategic goals designed to provide both near-term and long-term growth in stockholder value.
Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and related compensation tables are hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Vote Required
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting say-on-pay advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3

EXECUTIVE OFFICERS
The following is biographical information about our executive officers as of April 1, 2020.

Name	Age	Current Position(s)
Eric Dube, Ph.D.	47	President, Chief Executive Officer and Director
Laura M. Clague	61	Chief Financial Officer
Peter Heerma	49	Chief Commercial Officer
Noah L. Rosenberg, M.D.	53	Chief Medical Officer
William E. Rote, Ph.D.	57	Senior Vice President and Head of Research and Development
Elizabeth E. Reed	49	Senior Vice President, General Counsel and Corporate Secretary
The following is certain biographical information describing the business experience of each of our executive officers who is not a director. Dr. Dube’s biographical information can be found in Proposal 1.
Laura M. Clague has served as the Chief Financial Officer of the Company since November 2014. Ms. Clague previously served as the Chief Financial Officer of the San Diego and Ohio operations of Amylin Pharmaceuticals, Inc., a wholly owned subsidiary of Bristol-Myers Squibb. Prior to the acquisition by Bristol-Myers Squibb in 2012, Ms. Clague was the Vice President, Corporate Controller and Chief Accounting Officer of Amylin for 10 years, and during this time also served as the Chief Financial Officer of the Amylin/Lilly Collaboration. From 1988 to 1999, Ms. Clague was the director of finance and accounting operations for Sony Electronics, Inc. From 1985 to 1988, Ms. Clague served as internal audit supervisor at Cubic Corporation. From 1982 to 1985, Ms. Clague held various audit positions at KPMG. Ms. Clague also serves on the Board of Directors of Genasys Inc. (formerly LRAD Corporation) where she chairs the Audit Committee and is on the Nominating and Governance Committee and she is also a board member of Fluidigm Corporation where she serves on the Audit Committee. Ms. Clague is a certified public accountant in the State of California, and has a B.S. in Business Administration from Menlo College.
Peter Heerma has served as chief commercial officer of the Company since October 2019. Previously, Mr. Heerma served as Global Product General Manager for oncology and cardiovascular products at Amgen Inc., a biotechnology company, from December 2015 to September 2019. From December 2003 until November 2015, Mr. Heerma held roles of increasing responsibility at Abbott Laboratories (“Abbott”), and following Abbott’s spin-off of AbbVie, Inc., a biopharmaceutical company, at AbbVie. These roles included Senior Director of Portfolio Strategy for hepatology and nephrology, Senior Director and Asset Team Lead for HCV, diabetic nephropathy, and neuroscience development projects (all AbbVie), Director of Commercial Strategy Renal Care, International Marketing Director, Business Unit Manager of hospital products, and Product Manager for obesity and cardiovascular products (all Abbott). Mr. Heerma holds a Master of Science in European business administration and business law from the Lund University in Sweden and a Bachelor of Science in retail management and marketing from Stenden University in the Netherlands.
Noah L. Rosenberg has served as Chief Medical Officer of the Company since July 2018. Previously, Dr. Rosenberg served as Chief Medical Officer at Medimetriks Pharmaceuticals, Inc. from May 2014 to June 2018 where he was responsible for the clinical development and medical strategy for pipeline candidates and multiple product launches. From February 2012 to May 2014, he served as Chief Medical Officer of Esperion Therapeutics, Inc., where he led the design, protocol implementation, execution and monitoring of innovative clinical programs. Prior to joining Esperion, Dr. Rosenberg served as the Executive Director and Head of cardiovascular and metabolism clinical development for the Forest Research Institute, where he led the advancement of multiple late-stage clinical trials from April 2009 to January 2012. Earlier in his career, he held leadership roles in clinical development, medical affairs and administration at Sanofi Aventis and Pfizer. Dr. Rosenberg completed his internal medicine residency at The Icahn School of Medicine at Mount Sinai Hospital and holds an M.D. from the Drexel University College of Medicine and a B.A. from Johns Hopkins University.
William E. Rote has served as Senior Vice President of Research & Development of the Company since February 2017. Previously, Dr. Rote led clinical development at Ardea Biosciences, a wholly owned subsidiary of AstraZeneca, serving as Vice President, Clinical Development from September 2014 to July 2016. From 2003 to 2014, Dr. Rote held numerous positions of increasing responsibility at Amylin Pharmaceuticals, Inc., a biopharmaceutical company, including Vice President, Site Head for Research & Development from September 2012, to July 2014, Vice President, Research & Product Development from January 2010 to September 2012, and Vice President, Corporate Development, New Ventures, from 2007 to 2010, among others. From 1993 to 2003, Dr. Rote served as Executive Director, Development of Corvas International, a biopharmaceutical company. He earned both his Ph.D. in Pharmacology and B.S. in Pre-Medicine from Pennsylvania State University, and received postdoctoral training from the University of Michigan.
Elizabeth E. Reed has served as our Senior Vice President, General Counsel and Corporate Secretary since January 2017. Previously, Ms. Reed served as Vice President, General Counsel and Secretary of Celladon Corporation, a publicly traded biotechnology company, from June 2014 to March 2016 and served as a legal consultant for companies in the life sciences industry from 2013 to June 2014 and again during 2016. From 2001 to 2012, Ms. Reed led the legal function at Anadys Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, most recently serving as Senior Vice President, Legal Affairs, General Counsel and Corporate Secretary until Anadys’ acquisition by Roche. Prior to Anadys, Ms. Reed was an attorney with the law firms Cooley LLP and Brobeck, Phleger & Harrison LLP. Ms. Reed is a member of the State Bar of California and received her B.S. in Business Administration from the Haas School of Business at the University of California, Berkeley and holds a J.D., cum laude, from Harvard Law School.
Our executive officers are elected by our Board of Directors and serve at the discretion of our Board of Directors until their successors have been duly elected and qualified or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our executive compensation program for 2019 and certain elements of the 2020 program. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following individuals who are our Named Executive Officers (“NEOs”) for 2019:
•President and Chief Executive Officer, Eric Dube, Ph.D.;
•Chief Financial Officer, Laura Clague;
•Chief Commercial Officer, Peter Heerma;
•Chief Medical Officer, Noah Rosenberg, M.D.;
•SVP, Research & Development, William E. Rote, Ph.D.; and
•Our former President and Chief Executive Officer, Stephen Aselage.
Executive Summary
Business Overview
We are a biopharmaceutical company headquartered in San Diego, California, focused on identifying, developing and delivering life-changing therapies to people living with rare diseases. Our approach centers on our pipeline, with late clinical-stage programs targeting rare diseases with significant unmet medical needs. Our research and development efforts are supported by revenues from our commercialized products, Chenodal®, Cholbam®, Thiola® and Thiola EC®. In addition, we regularly evaluate and, where appropriate, act on opportunities to expand our product pipeline through licenses and acquisitions of products in areas that will serve patients with serious or rare diseases and that we believe offer attractive growth characteristics.
2019 Corporate Performance Highlights
As part of our ongoing development efforts to potentially deliver the first product to be approved for focal segmental glomerulosclerosis (“FSGS”) and IGA nephropathy (“IgAN”), two rare kidney disorders, we made significant progress with our sparsentan development programs in 2019. We continued the advancement of the two clinical trials of sparsentan; each a Phase 3 clinical trial designed to serve as the basis for a New Drug Application (“NDA”) and Marketing Authorisation Application (“MAA”) filing for sparsentan for the treatment of FSGS (the “DUPLEX Study”), and for the treatment of IgAN (the “PROTECT Study”). In the DUPLEX Study, we made solid progress on the enrollment and conduct of the study, positioning us to achieve the milestone of enrolling the first 190 patients in the study in the first quarter of 2020, which is the number of patients we need 36 week data from to support a submission for accelerated approval under the Subpart H pathway. We also reached our internal enrollment targets for the year in the PROTECT Study, which continues to enroll toward the 280 patients necessary to support a submission for accelerated approval under the Subpart H pathway, also with 36 week data. Our commercial business reported full year net revenues on pharmaceutical sales of $175M, representing a 6% increase from 2018 based solely on organic growth and achieved our target revenue range for the year. We launched a new formulation of Thiola in July 2019, providing patients with a more flexible dosing regimen by allowing them to administer with or without food, among other advancements. The launch uptake metrics to-date have met or exceeded our expectations, which we believe demonstrates our ability to understand patients and their needs, to execute a launch plan and to identify new patients, including by reengaging those who have previously discontinued therapy. We also made solid progress on our CMC/technical operations initiatives for our products and product candidates, including attaining product level inventory levels, across all brands and programs, sufficient to meet our commercial forecast and development activities for the year. While unfortunately, the August 2019 data read-out from our Phase 3 clinical trial of fosmetpantotenate for PKAN (the “FORT Study”) did not meet its primary or secondary endpoints, our Board and Compensation Committee recognized the significant clinical, regulatory and CMC undertakings for the program leading up to the data read-out, and acknowledged the high quality execution of the FORT Study on an overall compressed development timeline compared to traditional industry standards. We also continued our steady work with our pipeline expansion efforts, in the form of evaluation of several potential business development opportunities. Finally, we continued to make progress with our investment community initiatives, as we continue to strengthen our position as a leader in the rare disease space.
Upon the year-end assessment of 2019, taking into account the goal achievement and our overall progress for the year, the Compensation Committee, with input from the other independent members of the Board of Directors, concluded that we had achieved our corporate objectives for fiscal 2019 at the 90% level.
Compensation Program Highlights
Pay for Performance/At Risk Pay

•	A significant portion of our CEO’s and other executive officers’ compensation is at risk; this includes cash incentives, stock options and vesting of performance restricted stock units (“PSUs”).
Independent Compensation Consultant and Analysis

•	The Compensation Committee engages an independent compensation consultant to analyze the competitive landscape and make recommendations regarding the compensation of our executive officers.

2019 CEO Transition and Response to Say on Pay Vote
In July 2018, Mr. Aselege, our former President and CEO and current member of our Board of Directors, notified us that he would be retiring from his position as CEO, but agreed to continue to serve as CEO indefinitely until a successor was identified and able to commence employment. Leading up to and upon Mr. Aselage’s January 2019 retirement from the CEO position, the Board recognized the leadership commitment Mr. Aselage had made to the organization, after coming out of retirement to step in as CEO and lead the Company through a challenging transition in 2014 and beyond, and to ultimately re-position the Company as a leader in the rare disease space. In recognition of Mr. Aselage’s leadership and commitment in re-positioning the Company for success, and also in consideration for providing transition services on an as-needed basis to the new CEO and taking into account that the Company does not provide retirement benefits for its employees or officers other than a 401(k) match (valued at $8,250 for Mr. Aselage in fiscal 2018), we entered into a Retirement Agreement with Mr. Aselage (the terms of which are described below and were also previously disclosed in January 2019) which provided him with benefits comparable to those he would have been entitled to had he been terminated involuntarily without cause. Based on certain proxy advisory firms’ ratings and vote recommendations last year, we believe the Retirement Agreement resulted in a lower than typical supportive Say on Pay vote last year of 72% (compared to over 99% for each of the prior two years). Following the filing of our 2019 proxy statement, we conducted outreach engagement efforts to stockholders representing close to 90% of the shares held by our 20 largest stockholders (as of March 31, 2019) and discussed Mr. Aselage’s Retirement Agreement, as well as other proxy related items, with stockholders representing more than 50% of the shares held by such 20 largest stockholders. Our Company representation at these meetings varied by meeting, but included our head of Investor Relations, our CFO, our General Counsel and a member of our Compensation Committee. Because the main pay practice concern highlighted by the proxy advisory firms last year was the severance package provided to Mr. Aselage under the Retirement Agreement, and given that the one-time entry into the Retirement Agreement was due to the unique circumstances described above, we determined it was unnecessary to undertake an additional formal stockholder outreach effort specifically focused on the final results of the Say on Pay vote. We did, however, continue to dialogue with our stockholders and welcomed their input on our governance and compensation practices as part of our regular ongoing stockholder engagement efforts. We believe that effective corporate governance includes regular, constructive conversations with our stockholders. Over the course of 2019, we conducted outreach to and/or had engagement with investors representing approximately 93% of the shares held by our 20 largest stockholders as of March 31, 2019 (representing approximately 76% of our total shares outstanding), in addition to engagement with a significant number of stockholders with lesser holdings. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders and believe that ongoing engagement builds mutual trust and understanding with our stockholders.
2019 CEO Compensation
Following a retained search for Mr. Aselage’s successor, on January 4, 2019 the Board appointed Eric Dube, Ph.D. as our new CEO. In connection with Dr. Dube’s appointment, our Compensation Committee approved an annual base salary of $625,000 and a target bonus of 60% of his annual base salary under our annual bonus plan. In making this determination, the Compensation Committee, with data from Radford, recognized that this total cash compensation for 2019 was at approximately the 25th percentile of CEO cash compensation compared to our peer group companies, which was consistent with the historically lower CEO cash compensation for our Company in recent years, and also reflective of Dr. Dube being a first time CEO. In addition, the Compensation Committee, in consultation with Radford, determined the size and structure of an on hire equity grant for Dr. Dube that would approximate the 25th percentile of equity ownership by CEOs in the peer data group, subject to vesting of the multi-year award. Accordingly, Dr. Dube was granted an on-hire stock option to purchase 400,000 shares, which vest over four years, a PSU award covering 50,000 shares, which vest upon the achievement of specified regulatory and clinical milestones, and an RSU award covering 50,000 shares, which vest over a four year period. These on-hire awards were granted as a material inducement for Dr. Dube to accept the CEO position, which necessitated him resigning from his then-current position and relocating to San Diego, CA from the East Coast. The CEO offer package was approved by the Compensation Committee after reviewing peer group data provided by Radford, including an analysis of competitive ownership stakes for similarly situated executives, as described above. Notably, the options and PSUs granted as part of Dr. Dube’s on-hire multi-year grant package provide value only if there is an increase in the Company’s stock price over time or achievement of the specified milestones. The Compensation Committee utilizes this mix to focus management on the achievement of long-term goals designed to drive stockholder value creation. The stock option grants vest 25% on the one-year anniversary of the date of grant and the remaining options vest monthly over the following three years, while restricted stock unit grants vest 25% annually over a four-year period following the grant date. The Compensation Committee believes this vesting schedule aligns with practices of other biopharmaceutical companies while providing a reasonable level of retention incentive. Approximately 87% of Dr. Dube’s 2019 total compensation is subject to four-year vesting or achievement of specific performance goals.
Because Dr. Dube’s total compensation for 2019 includes the one-time on-hire inducement grants awarded upon his appointment at the beginning of the year, the 2019 total compensation reported for Dr. Dube is higher than what would be expected in a typical year. For example, for the equity component of his 2020 compensation, Dr. Dube was awarded long-term incentive awards that were calculated to have an aggregate grant date fair value of $4.3M (compared to the aggregate grant date fair value of $8.4M calculated and reported for his 2019 on-hire inducement awards.) As with the 2019 inducement awards, the 2020 long term incentive award was delivered in a combination of stock options, PSUs and RSUs. This 2020 award was granted as a result of the Compensation Committee’s and Board’s assessment of Dr. Dube’s strong contribution to Retrophin’s performance during 2019 and a review of long term incentive compensation paid to other peer group CEOs (based on market data provided by Radford). Even taking into account the 6% salary increase awarded to Dr. Dube in recognition of his strong performance as described below, his 2020 total compensation to be reported in next year’s proxy statement will be significantly lower for 2020 compared to 2019.
Role of the Compensation Committee
The Compensation Committee reviews and approves the Company’s compensation policies. During 2019, the Compensation Committee consisted of Messrs, Orwin, Coughlin and Lyons. As discussed in greater detail below, the Compensation Committee takes into consideration peer groups, survey data and advice from independent compensation consultants when setting our compensation structure and compensation philosophy. The Compensation Committee’s complete roles and responsibilities are set forth in a written charter which was adopted by the Board of Directors and is available at

www.retrophin.com. Some of the significant roles and responsibilities of the Compensation Committee include:

•
reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) corporate performance goals and objectives, which shall support and reinforce the Company’s long-term strategic goals, relevant to the Company’s compensation plans and programs;

•
evaluating and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) the compensation plans and programs advisable for the Company, as well as the modification or termination of existing plans and programs;

•
evaluating (including, if it deems appropriate, with the input of some or all of the other members of the Board of Directors) risks associated with and potential consequences of the Company’s compensation policies and practices, as applicable to all employees of the Company, and assessing whether risks and consequences arising from the Company’s compensation policies and practices for its employees, as may be mitigated by any other compensation policies and practices, are reasonably likely to have a material adverse effect on the Company;

•
establishing policies with respect to equity compensation arrangements, with the objective of appropriately balancing the perceived value of equity compensation and the dilutive and other costs of that compensation to the Company;

•
establishing policies for allocating between long-term and currently paid out compensation, between cash and non-cash compensation and the factors used in deciding between the various forms of compensation;

•	establishing elements of corporate performance for purposes of increasing or decreasing compensation;

•
reviewing regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company’s executive compensation programs among comparable companies in the Company’s industry; however, the Committee shall exercise independent judgment in determining the appropriate levels and types of compensation to be paid;

•	periodically reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) the adequacy of director compensation;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements (including, without limitation, any material perquisites and any other form of compensation) for the Company’s officers, including reviewing and approving (or, if it deems appropriate, making recommendations to the Board of Directors regarding) any payments, compensation or other awards under such agreements and arrangements;

•	evaluating the efficacy of the Company’s compensation policy and strategy in achieving expected benefits to the Company and otherwise furthering the Committee’s policies; and

•	reviewing and considering the results of any advisory vote on executive compensation, as applicable.
Compensation Philosophy Overall Compensation Determination Process
In order to create value for our stockholders, we believe it is critical to attract, motivate and retain key executive talent by providing competitive compensation packages. Accordingly, we design our executive compensation programs to attract, motivate and retain executives with the skills and expertise to execute our business plans, and reward those executives fairly over time for actions consistent with creating long-term stockholder value. The market for talented individuals in the life sciences industry is highly competitive. Our compensation philosophy for executive officers provides that compensation should be structured such that between base salary and cash incentives, a meaningful portion of the executive officer’s total cash compensation is at risk. Non-cash long-term equity compensation for executive officers should be designed to reward and retain key employees as well as motivate executive officers to increase long-term stockholder value. The Compensation Committee believes that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
The implementation of the compensation philosophy is carried out under the supervision of the Compensation Committee. The Compensation Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Compensation Committee. The compensation for our CEO, as well as the other executive officers, is approved by the Compensation Committee, with our CEO’s compensation generally being approved in consultation with our other independent directors. Management, under guidelines and procedures approved by the Compensation Committee, determines the compensation of our other employees. In setting compensation for our other executive officers, the Compensation Committee solicits the input of our CEO who recommends to the Compensation Committee the base salary, target cash incentives and long-term equity award components of compensation to be awarded to our executive officers for the new fiscal year, as well as performance-based compensation payouts for the prior fiscal year. The Compensation Committee remains solely responsible for making the final decisions on compensation for all of our executive officers. Our executive officers are not present during deliberations or decisions regarding their own compensation packages, nor do they participate in approving any portion of their own or other executive officers’ compensation packages.
The Compensation Committee generally meets approximately four to six times per year. In the first quarter of the year, the performance of each executive officer for the prior year and peer group compensation data are reviewed by the Compensation Committee, and base salary adjustments and cash incentive payouts are discussed and approved. Also, during the first quarter of the year, Company-wide performance goals for the then current year are discussed with the Board of Directors and approved by the Compensation Committee or the Board of Directors. In the first half of the year, annual equity grants to each executive officer are discussed and approved. From 2017 through 2019, these annual equity grants were approved in May of each year. In 2020, the annual equity grants were approved in January, in conjunction with the year-end performance assessment and overall compensation review. We intend to remain on a January annual grant cycle. At mid-year meetings the Compensation Committee reviews the Company’s compensation philosophy, policies and procedures. Meetings in the fourth quarter of the year generally focus on preliminary assessment of Company goal achievement for the year, selection of the peer group for the following year, a review and discussion of proposed draft corporate goals for the upcoming year and the structure of executive officer performance reviews.
Compensation Consultants and Peer Group
The Compensation Committee uses the services of an independent compensation consultant who is retained by and reports directly to the Compensation Committee. The Compensation Committee selected Radford, which is part of the Rewards Solutions practice at Aon plc, as a third-party compensation consultant to assist the Compensation Committee in establishing 2019 and 2020 overall compensation levels. Radford conducted analyses and provided advice on, among other things, the appropriate peer group, executive compensation for our executive officers and compensation trends in the life sciences industry. The Compensation Committee annually assesses the independence of Radford under the guidelines promulgated by the SEC and has determined that Radford is independent and, other than routine survey data, has not provided the Company with any other compensation-related services other than those requested by the Compensation Committee.
In order to evaluate the Company’s competitive position in the industry related to executive officer compensation, the Compensation Committee has historically reviewed and analyzed the compensation packages, including base salary levels, cash incentive awards and equity awards, offered by biotechnology and pharmaceutical companies within a designated peer group, and with data from Radford’s Global Life Sciences Survey for similarly sized companies. The Compensation Committee believes selection of a broad peer group on an annual basis provides the best long-term trend data for companies that compete with the Company for talent. The peer group is established annually by the Compensation Committee based on the advice of its independent compensation consultant taking into consideration various factors including size, market capitalization, location to key biotech talent hubs, and comparable stage of development.
For equity awards granted and cash based compensation paid for 2019, the peer group consisted of: AMAG Pharmaceuticals, Amicus Therapeutics, Arena Therapeutics, BioCryst Pharmaceuticals, Corcept Therapeutics, Eagle Pharmaceuticals, Halozyme Therapeutics, Heron Therapeutics, ImmunoGen, Innoviva, INSYS Therapeutics, Lexicon Pharmaceuticals, Momenta Pharmaceuticals, Natera, Omeros Corporation, Pacira Pharmaceuticals, PTC Therapeutics, Sorrento Therapeutics, Spark Therapeutics, Spectrum Pharmaceuticals, Supernus Pharmaceuticals and Vanda Pharmaceuticals.
Components of Compensation
The Company’s compensation program for executive officers consists of: base salary, cash incentives, long-term equity awards, retirement benefits as provided under the Company’s 401(k) plan, severance agreements and other benefits. The Company uses the peer group established by the Compensation Committee as a guideline for establishing base salaries, cash incentives and long-term equity award components of compensation. The CEO annually reviews the performance of each executive officer (other than himself) and reports the results of the reviews to the Compensation Committee. The independent members of the Board of Directors, in consultation with the Compensation Committee, annually review the performance of the CEO.
The Compensation Committee considers each executive officer’s performance, contribution to goals, responsibilities, experience, qualifications, and where in the competitive range the executive officer compares to the Company’s identified peer group when determining the appropriate compensation for each executive officer. The Compensation Committee considers each component of compensation independently and therefore there is no direct correlation between any of the components. Each compensation component is described below.
Base Salary
The base salary is designed to provide a fixed and predictable level of compensation for our executive officers and to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the life sciences industry. As a general matter, the base salary for each executive officer is based on the scope of each executive officer’s responsibilities, as well as their qualifications, breadth of experience, performance record and depth of applicable functional expertise. The base salary is established and adjusted to be within the range of the applicable peer group, enabling the Company to attract, motivate, reward and retain highly skilled executives. Base salaries of the executive officers are reviewed by the Compensation Committee annually in light of Company goal attainment, executive officer performance and peer group data. Year-to-year adjustments to each executive officer’s base salary are based upon sustained superior performance, changes in the general level of base salaries of persons in comparable positions within our industry, and the average merit salary increase for such year for all employees of the Company established by the Compensation Committee, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Compensation Committee exercises its judgment to determine the appropriate weight to be given to each of these factors. Adjustments may also be made during the fiscal year for promotions, highly urgent retention reasons, superior performance in response to changed or challenging circumstances, and similar special circumstances.
In February 2019, our Compensation Committee reviewed and determined the 2019 base salaries for each of the NEOs as set forth in the table below, except for Dr. Dube’s and Mr. Heerma’s base salary, which the Compensation Committee determined in connection with the commencement of Dr. Dube’s employment in January 2019 and the commencement of Mr. Heerma’s employment in October 2019, respectively, and also except for Mr. Aselage, who retired in early January 2019 and is therefore not listed below. In making these 2019 decisions, the Compensation Committee considered the factors described above. Ms. Clague received an adjustment of 5% in recognition of her sustained strong performance and the Compensation Committee’s desire to increase her competitive positioning relative to the peer data.

Named Executive Officer	2018 Base Salary	2019 Base Salary	% Change from 2018 Base Salary
Eric Dube, Ph.D.	N/A	$625,000	N/A
Laura Clague	$402,500	$422,625	5.00%
Peter Heerma	N/A	$400,000	N/A
Noah Rosenberg, M.D.*	$425,000	$433,500	2.00%
William E. Rote, Ph.D.	$422,300	$434,969	3.00%
* Dr. Rosenberg commenced employment with the Company in July 2018.
In January 2020, our Compensation Committee reviewed and determined the 2020 base salaries for each of the NEOs as set forth in the table below, taking into account the factors relevant for setting salaries as described above. More specifically, with respect to approving a 6% salary increase for Dr. Dube, the Compensation Committee took into account both Dr. Dube’s strong performance and leadership as a first time CEO in 2019, which in addition to the corporate performance outcomes outlined above, also included the following highlights: leading the long-term and operational planning necessary to be ready to execute on NDA and MAA submissions and launch planning in the event of positive FORT data, which efforts were efficiently transferred over to planning for the future sparsentan data read-outs; leading the clear and effective communication both internally and externally following the FORT Study data read-out that did not meet the primary or secondary endpoints, and maintaining the momentum and morale of the organization despite the set-back; and continuing to build organizational capabilities that position the Company for future growth and success; as well as market data, which had placed Dr. Dube’s total cash compensation at approximately the 25th percentile of the peer group upon hire. Given these factors, the Compensation Committee determined that a higher than normal salary increase was warranted for Dr. Dube in 2020.

Named Executive Officer	2019 Base Salary	2020 Base Salary	% Change from 2019 Base Salary
Eric Dube, Ph.D.	$625,000	$662,500	6.00%
Laura Clague	$422,625	$437,417	3.50%
Peter Heerma *	$400,000	$408,000	2.00%
Noah Rosenberg, M.D.	$433,500	$447,589	3.25%
William E. Rote, Ph.D.	$434,969	$448,018	3.00%
* Mr. Heerma commenced employment with the Company in October 2019.
Cash Incentives
The Compensation Committee’s philosophy in establishing the Company’s cash incentive program is to provide a mix of compensation between base salary and total cash compensation such that a meaningful portion of the total target cash compensation is at risk for executive officers each year. The cash incentive program, including corporate goals and target payouts, are reviewed and approved by the Compensation Committee annually. The corporate goals are prepared in an interactive process between management and the Board of Directors based on the Company’s business plan and budget for the year. Cash incentive payments are linked to the attainment of overall corporate goals. The Compensation Committee establishes the target and maximum potential amount of each executive officer’s cash incentive payment annually.
In February 2019, the Compensation Committee approved the adoption of the 2019 Retrophin, Inc. Executive Officer Annual Bonus Plan (the “2019 Bonus Plan”) for the executive officers of the Company. Pursuant to the terms of the 2019 Bonus Plan, the target bonus percentage was set at 60% of base salary for the Company’s CEO and 50% of base salary for the other executive officers.
The amount paid to our CEO under the 2019 Bonus Plan was based entirely on the determination by the Compensation Committee or the Board of the achievement by the Company of corporate performance goals. The amounts paid to each other executive officer participant under the 2019 Bonus Plan were apportioned to 75% based on the determination by the Compensation Committee of the achievement by the Company of corporate performance goals and 25% based on the determination of the individual performance of the respective executive officer. Depending on actual corporate performance during 2019, the Compensation Committee or the Board may, in their sole discretion, determine a corporate goal achievement percentage under the Bonus Plan within a range between 0% and 150%.
The amounts paid under the 2019 Bonus Plan were based on the determination by the Compensation Committee and the Board of Directors of the achievement of the 2019 corporate performance goals at the 90% level. Based on actual performance during 2019, the Compensation Committee was permitted, in its sole discretion, to increase or decrease the amounts paid under the 2019 Bonus Plan within a range between 0% and 150%.
Both the target and maximum target percentages set forth in the 2019 Bonus Plan were consistent with the applicable peer group data for the CEO as well as the other executive officers.
Under the 2019 Bonus Plan, an executive officer must be an employee of the Company on the date the cash incentive is actually paid in order to receive the cash incentive. An employee who becomes an executive officer during the fiscal year may be eligible for a pro-rated cash incentive at the discretion of the Compensation Committee, generally provided the executive officer has been employed a minimum of three months during the calendar year. The Company has not adopted a clawback policy at this time but plans to consider adopting one in the coming year. The Compensation Committee believes that the performance goals established for incentives do not encourage excessive risk taking or have potential for encouraging behavior that may impact the Company negatively in future years.
The corporate performance goals under the Bonus Plan for 2019 related to (i) total revenues of $170M-$180M, (ii) business development objectives, (iii) CMC/manufacturing objectives for our development and commercial stage programs, (iv) enrollment targets in the Phase III Duplex Study, (v) enrollment targets in the Phase III PROTECT Study, (vi) progress of the fosmetpantotenate program, (vii) commercial objectives relating to the launch of Thiola EC, and (viii) objectives related to the investment community. The Compensation Committee did not assign formal weightings to the corporate performance goals under the 2019 Bonus Plan.
In January 2020, the Compensation Committee, in consultation with the other independent members of the Board of Directors, determined that in totality, the Company had an overall performance level in 2019 at the 90% level. The basis for such determination included:

•	Solid progress on the enrollment and conduct of the DUPLEX Study, positioning the Company to achieve the milestone of enrolling the first 190 patients in the study in the first quarter of 2020;

•	Execution on the Company’s internal enrollment targets in the PROTECT Study;

•	Achievement of $175 in top line revenue, representing year over year growth of 6% and a continued period over period revenue growth trend throughout all quarters of 2019;

•
The successful launch of Thiola EC® in July 2019, demonstrating the Company’s ability to understand patients and their needs, to execute a launch plan and to identify new patients, including by reengaging those who have previously discontinued therapy;

•	Product level inventory on hand sufficient for commercial forecast and development activities for the year;

•	Active and ongoing business development efforts;

•
Successful completion of the formulation and development activities for the fosmetpantontenate program leading up to the Phase III data read-out in August 2019 for the now discontinued fosmetpantontenate program; and

•	continued improved positioning within the investment community.
Based on these achievements and considerations, the Compensation Committee concluded that the overall corporate goal achievement for 2019 was at a 90% level.
For the named executive officers other than Dr. Dube, the Compensation Committee also took into account individual performance, measured principally against each named executive officer’s contributions towards the achievement of the year’s Corporate Goals, together with Dr. Dube’s and the Committee’s independent assessment of each named executive officer’s overall performance and contributions to the Company during the year, in the course of assessing individual performance in connection with compensation determinations.
The Compensation Committee’s determinations for Dr. Dube were based upon its determination of achievement of the year’s Corporate Goals, together with the Compensation Committee’s assessment of his strategic and operational leadership. In the case of Ms. Clague, the Compensation Committee took into account her contributions toward our financial management and our information technology infrastructure, including our cybersecurity readiness, as well as her strategic and operational leadership. In the case of Dr. Rosenberg, the Compensation Committee took into account his contributions toward our ongoing Phase III clinical trials, progress towards internal objectives and other development-related initiatives, as well as his strategic and operational leadership. In the case of Mr. Heerma, the Compensation Committee took into account his contributions toward our commercial performance, including the post launch activities around Thiola EC and our long-term pre-launch commercialization preparations for sparsentan, as well as his strategic and operational leadership. In the case of Dr. Rote, the Compensation Committee took into account his contributions toward the progress in our clinical and preclinical development programs and interactions with regulatory authorities, as well as his strategic and operational leadership.
Accordingly, and taking into account the individual performance assessments for the NEOs other than Dr. Dube (as described above) and the overall corporate goal achievement for 2019 at a 90% level, in January 2020, the Compensation Committee approved incentive payouts for our NEOs under the 2019 Bonus Plan as follows: Dr. Dube, $337,000; Ms. Clague, $200,747; Mr. Heema, $46,250 (which represents an amount that has been pro-rated for partial year employment); Dr. Rosenberg, $195,075, and Dr. Rote, $195,736.
In January 2020, the Compensation Committee approved the adoption of the 2020 Retrophin, Inc. Executive Officer Annual Bonus Plan (the “2020 Bonus Plan”) for the Company’s executive officers. The assigned target bonus percentage of each participant in the 2020 Bonus Plan did not change from the 2019 Bonus Plan, and remain substantially similar to the applicable peer group data for the CEO, as well as the other executive officers. The amount payable to the Chief Executive Officer under the 2020 Bonus Plan will remain based entirely on the determination by the Compensation Committee or the Board of Directors of the achievement by the Company of corporate performance goals. As with the 2019 Bonus Plan, the amounts payable to each other executive officer that participates in the 2020 Bonus Plan will be apportioned to 75% based on the determination by the Compensation Committee or the Board of Directors of the achievement by the Company of corporate performance goals and 25% based on the determination of the individual performance of the respective executive officer.
Depending on actual corporate performance during 2020, the Compensation Committee or the Board of Directors may, in their sole discretion, determine a corporate goal achievement percentage under the 2020 Bonus Plan within a range between 0% and 150%. Similarly, for executive officers other than the CEO, an annual performance rating between 0% and 125% is assigned, based on a determination of each executive officer’s respective performance during the year. There is a minimum Corporate Performance required of 40% for any payment under the 2020 Plan to be considered.

The corporate performance goals under the 2020 Bonus Plan relate primarily to the following:

•	Enrollment targets for our ongoing Phase 3 clinical trials;

•	Increasing the number of patients that we serve;

•	Pipeline diversification, in the form of business development initiatives or identifying other pipeline opportunities;

•	Pipeline enablement, in order to ensure sufficient inventory and a robust supply chain;

•	Managing our operating expenses to our Board approved budget; and

•	Maintaining a robust quality culture.
The Compensation Committee did not assign specific weightings to the corporate performance goals under the 2020 Bonus Plan. The corporate performance goals under the 2020 Bonus Plan are designed to enhance shareholder value and the long-term success of the Company.
Long-Term Equity Awards
The Compensation Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options, restricted stock units (“RSUs”), and PSUs under the Company’s equity compensation plans. These equity-based programs create a strong link to the Company’s long-term financial performance, create an ownership culture and closely align the interests of our executive officers with those of our stockholders. The Compensation Committee believes that these grants directly motivate an executive officer to maximize long-term stockholder value and serve as an effective tool for incentivizing and retaining those executive officers who are most responsible for influencing stockholder value. The grants also utilize vesting periods, both performance-based and time-based, that encourage key executive officers to continue in the employ of the Company. The Compensation Committee considers each grant subjectively, considering factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and the ability of such grants to retain and motivate key executive officers. The equity awards for each year are set to be competitive with the applicable peer group to enable the Company to attract, motivate, and retain highly skilled executive officers. Long-term incentives granted in prior years are also taken into consideration, but do not play a significant role in current year determinations.
Although the Company has no official policy in this respect, it has been the Company’s practice to make equity-based awards to our executive officers on an annual basis. Prior to January 1, 2017, grants of annual stock option awards to employees typically vested on a quarterly basis, ratably, over three years and had a ten year term. In 2016, the Compensation Committee approved the application of a new standard vesting schedule for annual and new hire stock option grants for grants made on or after January 1, 2017, with such grants to typically vest on a quarterly basis, over four years, with new hire grants having a one year cliff vest for 25% of the option award with the remainder vesting monthly over the following three years. In 2018, the Compensation Committee approved the application of a standard vesting schedule for both new hire and annual employee stock option grants, with such grants having a one year cliff vest for 25% of the option award with the remaining 75% of the option award vesting monthly over the remaining three years. Additionally, all stock option awards are priced based upon the closing price of the Company’s common stock on the date of grant. In 2018, the Compensation Committee implemented a practice of providing a portion of the annual time-based equity grants in the form of RSUs that vest ratably over four years. For 2019, approximately 25% of the executive officers’ annual time based equity grants (utilizing a 2 for 1 ratio) were provided in the form of RSUs, with the other approximate 75% being provided in the form of stock options vesting pursuant to the above-described vesting schedule. RSU grants prior to 2018 did not have a standardized vesting schedule and instead were subject to vesting determinations at the time of grant on an award by award basis, typically with a minimum 12 month vesting period. PSU grants vest upon achievement of certain corporate objectives. Annual equity-based awards to our executive officers are reviewed by the Compensation Committee in light of Company goal attainment, executive officer performance evaluations and peer group data. Prior year actual gains from the exercise of vested equity grants are not considered in the determination of current year compensation.
The Compensation Committee also considers the Company’s annual burn rate of equity grants as compared to industry standards when determining the long-term equity component of compensation. Burn rate is defined as the number of shares underlying equity grants for a given year divided by the total shares outstanding at the end of that same year.
2019 Annual Grants
In May 2019, the Compensation Committee considered the factors outlined above with respect to the 2018 year-end performance and compensation review, and approved stock option awards, RSUs and PSUs to the Company’s executive officers. The equity based awards were determined based on the Company’s 2018 performance, each executive officer’s individual performance, each executive officer’s contribution to long-term strategic and performance goals, as well as retention and motivation of the executive officers. The individual grants of stock options, RSUs and PSUs to the NEOs were: 40,000 stock options, 6,000 RSUs and 6,000 PSUs for each of Ms. Clague, Dr. Rote, and Dr. Rosenberg; and 6,000 PSUs for Dr. Dube. Mr. Heerma was hired in October 2019 and therefore did not receive an annual equity grant in May 2019. The Compensation Committee determined with respect to the 2019 equity grants made to the executive officers that the use of stock options, which vest over four years with 25% vesting after one year and the remainder vesting monthly over the following three years, RSUs which vest annually over a four year period, and PSUs, which vest upon achievement of certain corporate objectives, were the appropriate equity compensation vehicles. Vesting of these awards is designed to require significant effort over time for the executive officers to realize any value from these grants. If the performance based vesting criteria are achieved, we believe significant shareholder value will be created. The PSUs granted in 2019 vest upon achievement of specified clinical and regulatory milestones for the Company’s development programs, provided, however, that in no event will such PSUs vest prior to the 12 month anniversary of their date of grant. In addition, the PSUs granted in 2019 will expire four years from the date of grant to the extent the specified performance milestones are not achieved by such date.

2020 Annual Grants
In January 2020, the Compensation Committee considered the factors outlined above with respect to the 2019 year-end performance and compensation review, and approved stock option awards, RSUs and PSUs to the Company’s executive officers. The equity based awards were determined based on the Company’s 2019 performance, each executive officer’s individual performance, each executive officer’s contribution to long-term strategic and performance goals, as well as retention and motivation of the executive officers. The individual grants of stock options, RSUs and PSUs to the NEOs were: Dr. Dube 300,000 stock options, 35,000 RSUs and 35,000 PSUs; and for each of the other executive officers, including Ms. Clague, Mr. Heerma, Dr. Rosenberg and Dr. Rote, 55,000 stock options, 9,000 RSUs and 9,000 PSUs. The Compensation Committee determined with respect to the 2020 equity grants made to the executive officers that the use of stock options, which vest over four years with 25% vesting after one year and the remainder vesting monthly over the following three years, RSUs which vest annually over a four year period, and PSUs, which vest upon achievement of certain corporate objectives, were the appropriate equity compensation vehicles. In late 2019, the Compensation Committee, with data provided by Radford, conducted an analysis to assess the financial and retention value of outstanding equity held by each of the executive officers. Following such analysis, which indicated each of the executive officer’s equity position (other than Mr. Heerma’s, who joined the Company in October 2019) was below the target retentive amount, in January 2020, the Compensation Committee approved an additional PSU grant for each of the executive officers other than Mr. Heerma, in the amount of 30,000 PSUs for Eric Dube, and 10,000 PSUs for each of the other executive officers. Vesting of the PSU awards is designed to require significant effort over time for the executive officers to realize any value from these grants. If the vesting criteria outlined below are achieved, we believe significant shareholder value will be created. The PSUs granted in 2020 vest upon achievement of specified clinical and regulatory milestones for the Company’s development programs, provided, however, that in no event will such PSUs vest prior to the 12 month anniversary of their date of grant. In addition, the PSUs granted in 2020 will expire four years from the date of grant to the extent the specified performance milestones are not achieved by such date.
Retirement Benefits
The terms of the Company’s 401(k) Savings Plan (the “401(k) Plan”) provide for executive officer and broad-based employee participation on the same general terms. Under the 401(k) Plan, all Company employees are eligible to receive discretionary matching contributions from the Company that have three year vesting, based on the terms of the 401(k) Plan. The Company’s matching contribution to the 401(k) Plan is 50% of eligible participant contributions up to 6% of earnings, subject to applicable federal limits.
Other Benefits
Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. Executive officers are eligible for four weeks of vacation.
Severance Benefits
Executive officers are eligible to receive severance benefits in connection with terminations of employment as more fully described below in Employment Contracts. The Compensation Committee believes that the executive officer severance arrangements reflect current market standards and severance benefits competitive with those provided by our peer group. The Compensation Committee believes that in order to continue to retain the services of our key executive officers, it is important to provide them with some income and benefit protection against an involuntary termination of employment.
The Compensation Committee further believes that in order to continue to retain the services of our key executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with enhanced income and benefit protection against loss of employment in connection with a change of control of the Company and thereby align the interests of our stockholders and our executive officers. These benefits are triggered upon a job loss or constructive termination in connection with a change of control, rather than solely in the event of a change of control, because we believe that our executive officers are materially harmed only if a change of control results in our executive officers’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.
Equity Trading Policies and Procedures
The Company has policies and procedures to prohibit direct or indirect participation by employees of the Company in transactions involving trading activities in Company common stock which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such prohibited activities would include the purchase of put or call options, or the writing of such options as well as short sales, hedging transactions such as “cashless” collars, forward sales, equity swaps and other related arrangement which may indirectly involve short-sale and any other transactions designed for profit from short-term movement in the Company’s stock price.
We are not aware of any transactions involving pledging or margining Company common stock by employees or directors as of the Record Date.
Tax Considerations
Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their executive officers to the extent such compensation exceeds $1 million per officer in any year. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the exemption from the deduction limit under Section 162(m) for “performance-based compensation” was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from Section 162(m), in fact will be exempt. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation to the Company’s named executive officers that it determines to be consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
COVID-19 Disclosure
Since the approval of our 2020 executive compensation program by the Compensation Committee in January 2020 as described above, the country and the world have been subject to significant disruption caused by the onset of coronavirus (COVID-19). On the date of the mailing of this Proxy Statement, considerable uncertainty remains relating to the length and severity of this crisis and the ultimate impact it may have on our business. Accordingly, while at this time we do not have plans to alter the compensation arrangements for 2020, our Compensation Committee will continue to monitor the situation to determine if any future adjustments are necessary or warranted.

EXECUTIVE COMPENSATION
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Non-Equity Incentive Compensation		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Eric Dube, Ph.D. (5)	2019	618,188	100,000	(6)	337,500		2,441,760	5,977,280	204,591	(7)	9,679,319
President, Chief Executive Officer and Director

Laura Clague	2019	419,271	—		200,747		215,520	453,000	15,044	(11)	1,303,582
Senior Vice President and Chief Financial Officer	2018	399,583	—		185,150		497,803	769,522	8,250	(4)	1,860,308
	2017	382,467	—		129,938	(10)	304,913	671,220	8,100	(4)	1,496,638
Peter Heerma (8)	2019	100,000	87,500	(6)	46,250		393,750	695,130	2,648	(12)	1,325,278
Chief Commercial Officer
Noah Rosenberg, M.D.	2019	432,083	—		195,075		215,520	453,000	73,965	(9)	1,369,643
Chief Medical Officer	2018	183,622	100,000	(6)	97,750		571,600	1,183,611	266,500		2,403,083
William E. Rote, Ph.D.	2019	432,858	—		195,736		215,520	453,000	13,112	(13)	1,310,226
Senior Vice President and Head of Research and Development	2018	420,250	—		194,258		370,531	625,236	8,250	(4)	1,618,525
	2017	363,481	—		126,844	(10)	557,531	797,688	8,100	(4)	1,853,644
Stephen Aselage (2)	2019	76,151	—		—		—	—	963,118	(3)	1,039,269
Director and Former President and Chief Executive Officer	2018	593,333	—		331,200		1,312,844	2,356,660	8,250	(4)	4,602,287
	2017	552,570	—		226,800	(10)	795,000	1,845,855	8,100	(4)	3,428,325
_______________________

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards granted during 2017, 2018 and 2019 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). These amounts do not reflect the actual economic value that will be realized by the named executive officer in connection with such equity awards. For a discussion of valuation assumptions, see Note 11 of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	Mr. Aselage retired as our President and Chief Executive Officer in January 2019. $69,228 represents accrued but unused vacation time.

(3)	Represents $960,000 paid pursuant to the Retirement Agreement with Mr. Aselage, $452 for Group Term Life Insurance and $2,665 for the Company's 401(k) match.

(4)	Represents the Company's 401(k) match.

(5)	Dr. Dube was appointed President and Chief Executive Officer on January 4, 2019.

(6)	Represents a cash signing bonus paid to Dr. Dube, Mr. Heerma and Dr. Rosenberg upon their entering into employment with the Company.

(7)
Represents $136,819 of relocation expenses and $56,844 in associated payroll taxes paid by the Company on behalf of Dr. Dube, $273 in gifts, $1,155 for Group Term Life Insurance and $9,500 for the Company's 401(k) match.

(8)	Mr. Heerma was appointed Chief Commercial Officer on October 1, 2019.

(9)	Represents $62,260 of relocation expenses paid by the Company on behalf of Dr. Rosenberg, $273 in gifts, $1,932 for Group Term Life Insurance and $9,500 for the Company's 401(k) match.

(10)
One quarter of this bonus was awarded in the form of a Restricted Stock Unit ("RSU") whose value was based on the market value on the date of issuance of $21.30. This RSU vested on the one year anniversary of the date of grant, February 8, 2018.

(11)	Represents $5,544 for Group Term Life Insurance and $9,500 for the Company's 401(k) match.

(12)	Represents $315 for Group Term Life Insurance and $2,333 for the Company's 401(k) match.

(13)	Represents $3,612 for Group Term Life Insurance and $9,500 for the Company's 401(k) match.

Grants of Plan Based Awards
The following table presents information regarding the grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2019:

Name	Grant Date	All Other Stock Awards: No. of Shares or Units (5)	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Eric Dube, Ph.D.	1/4/2019	—	400,000	$23.34	$5,977,280	(1)(5)
	1/4/2019	50,000	—	—	$1,167,000	(6)
	1/4/2019	50,000	—	—	$1,167,000	(7)
	5/9/2019	6,000	—	—	$107,760	(3)
Laura Clague	5/9/2019	—	40,000	$17.96	$453,000	(1)(2)
	5/9/2019	6,000	—	—	$107,760	(3)
	5/9/2019	6,000	—	—	$107,760	(4)
Peter Heerma	10/1/2019	—	100,000	$11.25	$695,130	(1)(8)
	10/1/2019	35,000	—	—	$393,750	(9)
Noah Rosenberg, M.D.	5/9/2019	—	40,000	$17.96	$453,000	(1)(2)
	5/9/2019	6,000	—	—	$107,760	(3)
	5/9/2019	6,000	—	—	$107,760	(4)
William E. Rote, Ph.D.	5/9/2019	—	40,000	$17.96	$453,000	(1)(2)
	5/9/2019	6,000	—	—	$107,760	(3)
	5/9/2019	6,000	—	—	$107,760	(4)
Stephen Aselage	—	—	—	—	—
____________________________

(1)
The options and RSUs were granted pursuant to the 2018 Plan, with option awards having an exercise price equal to the closing market price of the Company’s common stock on the date of grant. The option award is a time-based award, one quarter of which vests on the one year anniversary of the date of grant and the remaining three quarters vesting in equal monthly installments over the next three years. The option awards have a term of ten years.

(2)	Reflects the grant date per share Black-Scholes value of $11.33 for option awards, which was calculated in accordance with ASC 718.

(3)
Reflects the grant date per share value of $17.96 for RSUs, which was calculated in accordance with ASC 718, and consists of 6,000 PSUs granted to Ms. Clague; 6,000 PSUs granted to Dr. Dube; 6,000 PSUs granted to Dr. Rosenberg and 6,000 PSUs granted to Dr. Rote. The PSUs vest upon the Company's achievement of specified regulatory and clinical development milestones; provided, however, that no portion of the PSUs shall vest prior to the one-year anniversary of the grant date.

(4)
Reflects the grant date per share value of $19.96 for RSUs, which was calculated in accordance with ASC 718, and consists of 6,000 RSUs granted to Ms. Clague; 6,000 RSUs granted to Dr. Dube; 6,000 RSUs granted to Dr. Rosenberg and 6,000 RSUs granted to Dr. Rote.

(5)	Reflects the grant date per share Black-Scholes value of $14.94 for option awards, which was calculated in accordance with ASC 718.

(6)
Reflects the grant date per share value of $23.34 for RSUs, which was calculated in accordance with ASC 718, and consists of 50,000 PSUs granted to Dr. Dube. The PSUs vest upon the Company's achievement of specified regulatory and clinical development milestones; provided, however, that no portion of the PSUs shall vest prior to the one-year anniversary of the grant date.

(7)	Reflects the grant date per share value of $23.34 for RSUs, which was calculated in accordance with ASC 718, and consists of 50,000 RSUs granted to Dr. Dube.

(8)	Reflects the grant date per share Black-Scholes value of $6.95 for option awards, which was calculated in accordance with ASC 718.

(9)	Reflects the grant date per share value of $11.25 for RSUs, which was calculated in accordance with ASC 718, and consists of 35,000 RSUs granted to Mr. Heerma.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the NEOs as of the end of the fiscal year ended December 31, 2019.

			Option Awards					Stock Awards
Name	Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Eric Dube, Ph.D.	5/9/2019	(11)								3,000	42,600
	1/4/2019	(18)	—	400,000		23.34	1/4/2029				$—
	1/4/2019	(19)								25,000	$355,000
	1/4/2019	(20)								50,000	$710,000
Laura Clague	5/9/2019	(10)	—	40,000		$17.96	5/9/2029
	5/9/2019	(11)								3,000	42,600
	5/9/2019	(12)								6,000	85,200
	5/10/2018	(10)	19,000	29,000		$25.25	5/10/2028
	5/10/2018	(11)								4,000	56,800
	5/10/2018	(12)								7,500	106,500
	5/17/2017	(8)	37,500	22,500	—	$17.44	5/17/2027	—	—
	5/17/2017	(9)			—			—	—	7,500	$106,500
	5/19/2016	(1)	60,000	—	—	$16.23	5/19/2026	—	—
	5/19/2016	(3)			—			—	—	15,000	$213,000
	7/1/2015	(1)	60,000	—	—	$32.49	7/1/2025	—	—
	7/1/2015	(2)			—			—	—	7,500	$106,500
	11/17/2014	(4)	100,000	—	—	$9.45	11/17/2024	—	—
Peter Heerma	10/1/2019	(21)	—	100,000		$11.25	10/1/2029
	10/1/2019	(22)								35,000	$497,000
Noah Rosenberg, M.D.	5/9/2019	(10)	—	40,000		$17.96	5/9/2029
	5/9/2019	(11)								3,000	42,600
	5/9/2019	(12)								6,000	85,200
	7/26/2018	(13)	23,020	41,980		$28.58	7/26/2028
	7/26/2018	(14)								5,000	71,000
	7/26/2018	(15)								7,500	106,500
William E. Rote, Ph.D.	5/9/2019	(10)	—	40,000		$17.96	5/9/2029
	5/9/2019	(11)								3,000	42,600
	5/9/2019	(12)								6,000	85,200
	5/10/2018	(10)	15,437	23,563		$25.25	5/10/2028
	5/10/2018	(11)								3,250	46,150
	5/10/2018	(12)								4,875	69,225
	2/13/2017	(6)	41,250	18,750	—	$20.61	2/13/2027	—	—
	2/13/2017	(5)			—			—	—	10,000	$142,000
	2/13/2017	(7)			—			—	—	5,000	$71,000
Stephen Aselage	5/8/2019	(16)	—	8,000		$17.94	5/8/2029
	5/8/2019	(17)								2,000	28,400
	5/10/2018	(10	58,187	88,813		$25.25	5/10/2028
	5/10/2018	(11)								12,250	173,950
	5/10/2018	(12)								18,375	260,925
	5/17/2017	(8)	103,125	61,875	—	$17.44	5/17/2027	—	—
	5/17/2017	(9)			—			—	—	20,625	$292,875
	5/19/2016	(1)	160,000	—	—	$16.23	5/19/2026	—	—
	5/19/2016	(3)			—			—	—	40,000	$568,000
	7/1/2015	(1)	150,000	—	—	$32.49	7/1/2025	—	—
	7/1/2015	(2)			—			—	—	18,500	$262,700
	11/6/2014		300,000	—	—	$10.09	11/6/2024	—	—	—	—

____________________________

(1)	Represents an option award which vests in equal quarterly installments during the three year period following the date of grant.

(2)
Represents PSUs, which will vest upon the Company’s achievement of specified revenue and regulatory milestones. The market value of PSUs that have not vested is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(3)
Represents PSUs which will vest upon the Company’s acquisition of a new product or new product candidate meeting certain specified conditions. The market value of PSUs that have not vested is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(4)
Represents an option award granted in connection with the start of Ms. Clague’s employment with the Company. The shares subject to the option award vested in equal quarterly installments over the three-year period following the start of her employment with the Company.

(5)
Represents PSUs, which will vest upon the Company’s achievement of specified revenue and business development milestones. The market value of PSUs that have not vested is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(6)
Represents an option award granted in connection with the start of Dr. Rote’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal quarterly increments over the next three years.

(7)
Represents an RSU granted in connection with the start of Dr. Rote’s employment with the Company. One quarter of the shares subject to the RSU vest on the one-year anniversary of the date of grant and the remaining three quarters will vest in equal annual installments over the next three years. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(8)	Represents an option award which vests in equal quarterly installments during the four-year period following the date of grant.

(9)
Represents PSUs which will vest upon the Company’s achievement of specified clinical development milestones. The market value of PSUs is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(10)
Represents an option award in which one quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly increments over the next three years.

(11)
Represents PSUs which will vest upon the Company’s achievement of specified regulatory and clinical development milestones. The market value of PSUs is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(12)
Represents an RSU award in which one quarter of the shares subject to the RSU vest on the one-year anniversary of the date of grant and the remaining three quarters will vest in equal annual installments over the next three years. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(13)
Represents an option award granted in connection with the start of Dr. Rosenberg’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.

(14)
Represents an RSU award in which one quarter of the shares subject to the RSU vest on the one-year anniversary of the date of grant and the remaining three quarters will vest in equal annual installments over the next four years. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(15)
Represents PSUs which will vest upon the Company’s achievement of specified regulatory and clinical development milestones. The market value of PSUs is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(16)	Represents an option award granted in connection with Mr. Aselage's service as a Director. The shares subject to the option award vest one year following the date of grant.

(17)
Represents an RSU award granted in connection with Mr. Aselage's service as a Director. The shares subject to the RSU vest one year following the date of grant. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(18)
Represents an option award granted in connection with the start of Dr. Dube’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.

(19)
Represents PSUs which will vest upon the Company’s achievement of specified regulatory and clinical development milestones. The market value of PSUs is derived by multiplying the number of PSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(20)
Represents an RSU award in which one quarter of the shares subject to the RSU vest on the one-year anniversary of the date of grant and the remaining three quarters will vest in equal annual installments over the next four years. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

(21)
Represents an option award granted in connection with the start of Mr. Heerma’s employment with the Company. One quarter of the shares vest on the one-year anniversary of the date of grant with the remaining three quarters vesting in equal monthly installments over the next three years.

(22)
Represents an RSU award in which one quarter of the shares subject to the RSU vest on the one-year anniversary of the date of grant and the remaining three quarters will vest in equal annual installments over the next four years. The market value of RSUs that have not vested is derived by multiplying the number of RSUs that have not vested as of December 31, 2019 by $14.20, the closing price of the Company’s common stock on December 31, 2019.

Option Exercises and Stock Vested Table
The following table shows for the fiscal year ended December 31, 2019, certain information regarding option exercises and stock vested during the last fiscal year with respect to the NEOs:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Eric Dube, Ph.D.	—	—	—	—
Laura Clague	—	—	4,533	$89,592
Peter Heerma	—	—	—	—
Noah Rosenberg, M.D.	—	—	2,500	$51,750
William E. Rote, Ph.D.	—	—	6,110	$126,055
Steve Aselage	—	—	9,674	$188,816
____________________________

(1)	Information relates to RSUs that vested during 2019.

(2)	Value is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.
Potential Payments Upon Termination or Change-in-Control.
The following tables set forth the potential severance benefits payable to our NEOs (other than Mr. Aselage who was a non-employee director on December 31, 2019) under certain circumstances, assuming such event occurred on December 31, 2019:
Potential Payment upon Termination Table*

Name	Severance (1)	Accrued Compensation (2)	Stock Awards (3)	Medical (4)	Total
Eric Dube, Ph.D.	$1,406,250	$7,843	$752,600	$35,952	$2,202,645
Laura Clague	$633,938	$42,303	$582,200	$2,039	$1,260,480
Peter Heerma	$600,000	$7,731	$210,290	$33,584	$851,605
Noah Rosenberg, M.D.	$650,250	$17,465	$170,400	$33,584	$871,699
William E. Rote, Ph.D.	$652,454	$48,516	$310,625	$33,584	$1,045,179
____________________________
*    Reflects a termination without cause or due to a constructive termination, or deemed termination, not in connection with a change in control.

(1)
For the NEOs other than our Chief Executive Officer, amount represents the executive’s base salary plus their target bonus, as of December 31, 2019, times 1.0, payable in equal installments over the 12-month period following separation on our normal payroll schedule. For our Chief Executive Officer, amount represents his base salary plus his target bonus, as of December 31, 2019, times 1.5, payable in equal installments over the 18-month period following separation on our normal payroll schedule.

(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.

(3)
The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options, RSUs and PSU's as of December 31, 2019, that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $14.20.

(4)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract, as discussed further below.
Potential Payment upon Change-in-Control Table*

Name	Severance (1)	Accrued Compensation (2)	Stock Awards (3)	Medical (4)	Total
Eric Dube, Ph.D.	$1,875,000	$7,843	$1,107,600	$47,936	$3,038,379
Laura Clague	$950,907	$42,303	$717,100	$3,058	$1,713,368
Peter Heerma	$900,000	$7,731	$792,000	$50,377	$1,750,108
Noah Rosenberg, M.D.	$975,375	$17,465	$305,300	$50,377	$1,348,517
William E. Rote, Ph.D.	$978,680	$48,516	$456,175	$50,377	$1,533,748
____________________________
*    Reflects benefits to be provided upon a termination without cause, or due to a constructive termination, within a specified time prior to or following a change-in-control.

(1)
For the NEOs other than our Chief Executive Officer, amount represents the executive’s base salary plus their target bonus, as of December 31, 2019, times 1.5, payable in a lump sum within 10 days following the date of an effective release of claims. For our Chief Executive Officer, amount represents his base salary plus his target bonus, as of December 31, 2019, times 2.0, payable in a lump sum within 10 days following the date of an effective release of claims.

(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.

(3)
The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options, RSUs and PSUs as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $14.20.

(4)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract, as discussed further below.
Potential Payment upon Termination by Disability Table*

Name	Base Salary (1)	Bonus (2)	Accrued Compensation (3)	Stock Awards (4)	Medical (5)	Total
Eric Dube, Ph.D.	$937,500	$375,000	$7,843	$752,600	$35,952	$2,108,895
Laura Clague	$422,625	$211,313	$42,303	$582,200	$2,039	$1,260,480
Peter Heerma	$400,000	$200,000	$7,731	$210,290	$33,584	$851,605
Noah Rosenberg, M.D.	$433,500	$216,750	$17,465	$170,400	$33,584	$871,699
William E. Rote, Ph.D.	$434,969	$217,485	$48,516	$310,625	$33,584	$1,045,179
____________________________
*    Reflects a termination due to disability.

(1)
For the NEOs other than our Chief Executive Officer, this amount represents the executive’s base salary, as of December 31, 2019, payable in accordance with the Company’s standard payroll practices over the 12-month period following separation. For our Chief Executive Officer, amount represents his base salary, as of December 31, 2019, payable in accordance with the Company’s standard payroll practices over the 18-month period following separation.

(2)	For all NEOs, this amount represents executive’s target bonus as of December 31, 2019.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.

(4)
The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options, RSU's and PSUs as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $14.20.

(5)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract, as discussed further below.

Potential Payment upon Termination by Death Table*

Name	Bonus (1)	Accrued Compensation (2)	Stock Awards (3)	Total
Eric Dube, Ph.D.	$375,000	$7,843	$162,704	$545,547
Laura Clague	$211,313	$42,303	$—	$253,616
Peter Heerma	$200,000	$7,731	$—	$207,731
Noah Rosenberg, M.D.	$216,750	$17,465	$—	$234,215
William Rote, Ph.D.	$217,485	$48,516	$—	$266,001
____________________________
*    Reflects a termination due to death.

(1)	For all NEOs, this amount represents 100% of the executive’s target bonus as of December 31, 2019.

(2)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2019.

(3)
The amounts in this column represent the intrinsic value of ‘in-the money’ unvested options and restricted stock units as of December 31, 2019 that would vest in accordance with the executive officers’ employment agreements, as discussed further below. Values were derived using the closing price of the Company’s common stock on December 31, 2019 of $14.20. PSUs were not included as their vesting would not accelerate in connection with a termination due to death.

Employment Contracts
Dube Employment Agreement
On January 4, 2019, the Company entered into an Employment Agreement with Dr. Dube, (the “Dube Employment Agreement”). Pursuant to the terms of the Dube Employment Agreement, Dr. Dube will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 60% of his base salary. While Dr. Dube will continue to be employed on an at-will basis, the Dube Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Dube will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in equal installments over a period of 18 months, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Dube had continued to render services to the Company for 18 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Dube's employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Dube will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 2, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 24 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Clague Employment Agreement
On March 3, 2015, the Company entered into an Employment Agreement with Ms. Clague, as amended on April 11, 2017 (the “Clague Employment Agreement”). Pursuant to the terms of the Clague Employment Agreement, Ms. Clague will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of her base salary. While Ms. Clague will continue to be employed on an at-will basis, the Clague Employment Agreement provides that in the event of her termination by the Company without cause or in the event of her termination due to a constructive termination, in exchange for a general release against the Company, Ms. Clague will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to her annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Ms. Clague had continued to render services to the Company for 12 months following her separation from service. Additionally, in connection with a change in control of the Company, if Ms. Clague’s employment with the Company is terminated without cause or in the event of her termination due to a constructive termination, in exchange for a general release against the Company, Ms. Clague will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to her annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Heerma Employment Agreement
On October 1, 2019, the Company entered into an Employment Agreement with Mr. Heerma (the “Heerma Employment Agreement”). Pursuant to the terms of the Heerma Employment Agreement, Mr. Heerma will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of his base salary. While Mr. Heerma will continue to be employed on an at-will basis, the Heerma Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the

Company, Mr. Heerma will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Mr. Heerma had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Mr. Heerma's employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Mr. Heerma will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Rote Employment Agreement
On February 13, 2017, the Company entered into an Employment Agreement with Dr. Rote, as amended on April 11, 2017 (the “Rote Employment Agreement”). Pursuant to the terms of the Rote Employment Agreement, Dr. Rote will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of his base salary. While Dr. Rote will continue to be employed on an at-will basis, the Rote Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Rote will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Rote had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Rote’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Rote will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Rosenberg Employment Agreement
On July 26, 2018, the Company entered into an Employment Agreement with Dr. Rosenberg (the “Rosenberg Employment Agreement”). Pursuant to the terms of the Rosenberg Employment Agreement, Dr. Rosenberg will receive an annual base salary, subject to annual adjustment by the Compensation Committee, plus a discretionary annual bonus as determined by the Compensation Committee, with a bonus target currently set at 50% of his base salary. While Dr. Rosenberg will continue to be employed on an at-will basis, the Rosenberg Employment Agreement provides that in the event of his termination by the Company without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Rosenberg will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus paid in equal installments over a period of 12 months, (ii) payment of the cost of COBRA coverage for a period of up to 12 months and, (iii) acceleration of the vesting of all outstanding stock awards such that the amount of shares vested under such stock awards equals the number of shares that would have vested if Dr. Rosenberg had continued to render services to the Company for 12 months following his separation from service. Additionally, in connection with a change in control of the Company, if Dr. Rosenberg’s employment with the Company is terminated without cause or in the event of his termination due to a constructive termination, in exchange for a general release against the Company, Dr. Rosenberg will be entitled to severance benefits consisting of, among other things, (i) a cash compensation amount equal to his annual base salary plus annual target bonus, multiplied by 1.5, paid in a single lump-sum amount, (ii) payment of the cost of COBRA coverage for a period of up to 18 months and (iii) acceleration of the vesting of all outstanding stock awards such that all outstanding stock awards become fully vested.
Aselage Retirement Agreement
On January 4, 2019, the Company entered into a Retirement Agreement with Mr. Aselage (the “Retirement Agreement”), that modified certain provisions of the Employment Agreement between the Company and Mr. Aselage, dated March 2, 2015, as amended on April 11, 2017 (the “Prior CEO Agreement”). Pursuant to the Retirement Agreement, Mr. Aselage received the benefits set forth in Section 6.5(b)(i), Section 6.5(b)(ii) and Section 6.5(c)(i) of the Prior CEO Agreement (as described below) and remained eligible to receive an annual incentive bonus payment for 2018. In addition, the Retirement Agreement provides that, in the event Mr. Aselage ceases to serve as a member of the Board prior to the 18-month anniversary of the Retirement Date, (i) all outstanding stock awards with time-based vesting held by Mr. Aselage on the Retirement Date will be accelerated such that the amount of shares vested under such stock awards will equal that number of shares that would have been vested if Mr. Aselage had continued to render continuous service to the Company for the 18 months immediately following the Retirement Date, and (ii) all outstanding stock awards with performance-based vesting held by Mr. Aselage for which the relevant performance period ends within the 18-month period following the Retirement Date shall remain eligible for vesting during such 18-month period as though Mr. Aselage had continued to render continuous service to the Company throughout such period, and such stock awards shall vest (if applicable) based on actual performance during such performance period. As a condition to the benefits provided for in the Retirement Agreement, Mr. Aselage executed a general release of claims against the Company. The retirement benefits referenced above consist of (i) a cash compensation amount equal to Mr. Aselage’s annual base salary at the time of retirement plus his annual target bonus at the time of retirement, multiplied by 1.5, paid in equal installments over a period of 18 months from the date of his retirement, and (ii) payment of the cost of COBRA coverage for a period of up to 18 months from the date of his retirement. If Mr. Aselage had ceased to serve as a member of the Board as of  December 31, 2019, the intrinsic value of ‘in-the money’ unvested options, RSUs and PSU's as of December 31, 2019, that would vest (in the case of options and RSUs) or be eligible to vest if the performance target is achieved prior to the expiration of the 18 month anniversary of the Retirement Date (in the case of PSUs), in accordance with the Retirement

Agreement as discussed above, would be $1,412,900. This value was derived using the closing price of the Company’s common stock on December 31, 2019 of $14.20. $1,297,525 of this amount is attributable to outstanding unvested PSUs which may not vest during such period, and are included for modeling purposes only. Actual vesting of the PSUs held by Mr. Aselage will only occur if the performance targets are achieved within the 18-month period following the Retirement Date.
CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.
During fiscal 2019, the principal executive officer of Retrophin was our Chief Executive Officer, Eric Dube, Ph.D, who was appointed as our Chief Executive Officer effective January 4, 2019. For 2019, the annual total compensation for Dr. Dube was $9,678,164. The annual total compensation for our median employee (identified as disclosed below) was $266,813, resulting in a pay ratio of approximately 36:1. It is noteworthy that Dr. Dube received one-time sign-on awards in 2019 in connection with his hiring, which resulted in a ratio higher than typical. Substituting Dr. Dube’s 2020 annual awards for awards received in connection with his hire in 2019 (but keeping all other 2019 amounts as granted), Dr. Dube’s compensation would be approximately $5,265,924, resulting in a pay ratio of approximately 20:1.
Consistent with the process used to identify our median employee for 2018, for 2019 we identified the median employee as of December 31, 2019 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees, (B) the target bonus for 2019, (C) the estimated fair value of any equity awards granted during 2019 and, (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees of Retrophin, excluding Dr. Dube. Amounts paid in non-US currencies were converted to USD based on the average annual exchange rate as of December 31, 2019.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
DIRECTOR COMPENSATION SUMMARY
The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company who served during 2019:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)(4)	Option Awards ($) (2)(3)(5)	Total ($)
Stephen Aselage	$41,250	$35,880	$143,520	$220,650
Roy Baynes	$63,750	$35,880	$143,520	$243,150
Tim Coughlin	$76,250	$35,880	$143,520	$255,650
John Kozarich (6)	$58,750	$35,880	$143,520	$238,150
Gary Lyons	$86,250	$35,880	$143,520	$265,650
Jeffery Meckler	$70,750	$35,880	$143,520	$250,150
John Orwin	$63,750	$35,880	$143,520	$243,150
Sandra Poole	$27,500	$62,545	$250,180	$340,225
Ron Squarer	$58,750	$35,880	$143,520	$238,150
_______________________

(1)	Amounts represents fees paid in cash.

(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards.

(3)
Awards granted during 2019 are computed in accordance ASC 718. These amounts do not reflect the actual economic value that will be realized by the director in connection with such equity awards. For a discussion of valuation assumptions, see Note 12 of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(4)
Aggregate number of RSUs outstanding at December 31, 2019 was 111,750 for Mr. Aselage, 2,000 for Dr. Baynes, 2,000 for Mr. Coughlin, 2,000 for Dr. Kozarich, 2,000 for Mr. Lyons, 2,000 for Mr. Meckler, 3,458 for Mr. Orwin, 3,500 for Ms. Poole and 3,458 for Mr. Squarer.

(5)
Aggregate number of stock options outstanding at December 31, 2019 was 930,000 for Mr. Aselage, 44,000 for Dr. Baynes, 76,000 for Mr. Coughlin, 76,000 for Dr. Kozarich, 84,000 for Mr. Lyons, 84,000 for Mr. Meckler, 35,500 for Mr. Orwin, 14,000 for Ms. Poole and 35,500 for Mr. Squarer.

(6)	Dr. Kozarich retired from the Board of Directors effective January 1, 2020.
Non-Employee Director Compensation Program

Our Board of Directors adopted a compensation policy for fiscal 2019 applicable to all of our non- employee directors that provided that each such non-employee director received the following compensation for service on our Board of Directors:

•	an annual cash retainer of $50,000;

•	an additional annual cash retainer of $30,000 for service as chairman of the Board of Directors;

•
an additional annual cash retainer of $10,000 for service as a member of the Audit Committee ($20,000 for service as the chairman of the Audit Committee), $7,500 for service as a member of the Compensation Committee ($15,000 for service as the chairman of the Compensation Committee), $5,000 for service as a member of the Nominating / Corporate Governance Committee ($12,000 for service as the chairman of the Nominating / Corporate Governance committee), and $5,000 for service as a member of the Science and Medical Technology Committee ($10,000 for service as the Chairman of the Science and Medical Technology Committee);

•	upon first joining our Board of Directors, an automatic initial grant of an option to purchase 14,000 shares of our common stock and 3,500 RSUs; and

•
for each non-employee director whose term continues on the date of our annual meeting each year, an automatic annual grant of an option to purchase 8,000 shares of our common stock and 2,000 restricted shares of common stock.

Each of the initial equity grants under our director compensation policy described above vests over a three year period following the date of grant, subject to the director continuing to provide services to us during such period. Each of the annual equity grants under our director compensation policy described above vests over a one year period following the date of grant, subject to the director continuing to provide services to us during such period. Upon a Change in Control (as defined in the Company’s 2018 Equity Incentive Plan, as the same may be amended from time-to-time) in connection with which the service of a non-employee director as a member of the Board ceases, the vesting of all director awards then-held by such non-employee director shall accelerate in full and become 100% vested upon the consummation of such Change in Control.
In March 2020, following its annual review of non-employee director compensation and upon the recommendation of the independent compensation consultant and based on market data, our Board of Directors adopted an updated compensation policy applicable to all of our non-employee directors which resulted in a modest adjustment in the amount of the equity grants from the prior year such that upon joining the Board of Directors, the initial equity grant consists of an option to purchase 15,750 shares of our common stock and 5,250 RSUs; and for each non-employee director who was serving as a non-employee director as of the date that is six (6) months prior to the date of such annual meeting and who continues to serve as a non-employee director following such annual meeting, the automatic annual grant of an option to purchase 9,000 shares of our common stock and 3,000 restricted shares of common stock. All cash compensation amounts remained unchanged from 2019.
TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures
We have adopted related-person transactions policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” Under our procedures, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.
Certain Relationships and Related Party Transactions
Except as disclosed below, since January 1, 2019, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Employment Contracts" and "Potential Payments upon Termination of Employment or Change in Control” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.
Elizabeth Aselage, the daughter of Stephen Aselage, a member of our Board of Directors and our former CEO, was employed by the Company until October 1, 2019. For the 2019 fiscal year through October 1, 2019, Ms. Aselage was paid salary in the amount of $65,974.13 and participated in the Company’s employee benefits plans, which are generally available to all Company employees. The Company also awarded Ms. Aselage 600 RSUs with a total a total grant date fair value of $10,776, calculated in accordance with ASC 718.
Additionally, upon Ms. Aselage’s separation of employment pursuant to a workforce realignment following the Company’s discontinuation of the fosmetpantotenate program, and in exchange for a release of all claims, the Company provided Ms. Aselage with a severance payment, net of taxes, in the amount of $47,686.61.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and Section 14A of the Exchange Act, enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the Company’s proxy statement. Currently, consistent with the preference expressed by the stockholders at the Company’s 2014 Annual Meeting of Stockholders, the policy of the Board is to solicit a non-binding advisory vote on the compensation of our named executive officers every year. In accordance with the Dodd-Frank Act, the Company is again asking its stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.
Our Board of Directors believes that it is appropriate to give our stockholders the opportunity to provide regular input on our executive compensation program through an advisory vote. Accordingly, our Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year.
We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain from voting when you vote in response to the resolution set forth below:
“RESOLVED, that the stockholders determine, on a non-binding, advisory basis, that the preferred frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the other related disclosure, is ‘ONE YEAR’.”
The option of one year, two years, or three years that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote on executive compensation that is deemed preferred by our stockholders. However, because this vote is advisory and not binding on the Company, our Compensation Committee, or our Board of Directors, in any way, we may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the vote frequency preferred by our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE
IN FAVOR OF ONE YEAR FOR PROPOSAL 4

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected BDO USA, LLP (“BDO”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter will be required to ratify the selection of BDO. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 5

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018 by BDO. All fees described below were pre-approved by the Audit Committee.

	2019	2018
Audit Fees (1)	$674,163	$788,421
Tax Fees (2)	183,959	108,734
All Other Fees (3)	—	—
Total	$858,122	$897,155
_________________________

(1)
Fees for audit services billed or to be billed for fiscal 2019 and 2018 consisted of the annual audit of the Company’s consolidated financial statements, statutory audits, review of registration statements and the interim reviews of the quarterly consolidated financial statements.

(2)	Fees for tax services billed or to be billed for the years ended December 31, 2019 and 2018 consisted of financial tax planning and consultations and tax compliance.

(3)	There were no other fees for professional services rendered by the Company’s independent registered accountants for the years ended December 31, 2019 and 2018.
Pre-Approval Policies and Procedures
Our Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. Our Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. Our Audit Committee pre-approved all such audit and permitted non-audit services in 2019.
The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of BDO and has concluded that the provision of such services is compatible with maintaining the independence of the firm. All of the services rendered by BDO were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval procedures described above.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Retrophin, Inc. stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Retrophin, Inc. Direct your written request to Retrophin, Inc., Attn: Secretary, 3721 Valley Centre Drive, Suite 200, San Diego, California 92130. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Elizabeth E. Reed
Elizabeth E. Reed
General Counsel and Secretary
April 14, 2020
A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Secretary, Retrophin, Inc., 3721 Valley Centre Drive, Suite 200, San Diego, California 92130.

Appendix A
2018 Equity Incentive Plan
Adopted by the Board of Directors: April 1, 2018
Approved by the Stockholders: May 9, 2018
Amended by the Board of Directors: April 1, 2019
Approved by the Stockholders: May 8, 2019
Amended by the Board of Directors: April 8, 2020
Approved by the Stockholders [ ], 2020

1.	General.
(a)Successor to and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Retrophin, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and the Retrophin, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”, and together with the 2015 Plan, the “Prior Plans”). Following the Effective Date, no additional stock awards may be granted under the Prior Plans. Any unallocated shares remaining available for grant under the Prior Plans as of 12:01 a.m., Pacific Time on the Effective Date (the “Prior Plans’ Available Reserve”) will cease to be available under such Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grant and issuance pursuant to Stock Awards granted under the Plan. In addition, from and after 12:01 a.m., Pacific Time on the Effective Date, all outstanding stock awards granted under the Prior Plans will remain subject to the terms of such Prior Plans, as applicable; provided, however, that any shares subject to outstanding stock awards granted under the Prior Plans that (i) expire or terminate for any reason prior to exercise or settlement, or (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares (collectively, the “Prior Plans’ Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Prior Plans’ Returning Shares and become available for issuance pursuant to Awards granted hereunder. All Stock Awards granted on or after 12:01 a.m., Pacific Time on the Effective Date will be subject to the terms of this Plan.
(b)Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Stock Awards under the Plan.
(c)Available Stock Awards. The Plan provides for the grant of the following types of Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, and (vii) Other Stock Awards.
(d)Purpose. The Plan, through the granting of Stock Awards, is intended to help the Company and any Affiliate secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.
2.Administration.
(a)Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)    To determine (A) who will be granted Stock Awards; (B) when and how each Stock Award will be granted; (C) what type of Stock Award will be granted; (D) the provisions of each Stock Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, a Stock Award; and (F) the Fair Market Value applicable to a Stock Award.
(ii)    To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Stock Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Stock Award fully effective.
(iii)    To settle all controversies regarding the Plan and Stock Awards granted under it.
(iv)    To accelerate, in whole or in part, the time at which a Stock Award may be exercised or vest (or the time at which cash or shares of Common Stock may be issued in settlement thereof).
(v)    To prohibit the exercise of any Option, SAR or other exercisable Stock Award during a period of up to thirty days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Transaction, for reasons of administrative convenience.
(vi)    To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or a Stock Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under the Participant’s then-outstanding Stock Award without the Participant’s written consent except as provided in subsection (viii) below.

(vii)    To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Stock Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, or (E) materially expands the types of Stock Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(viii)) or a Stock Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Stock Award without the Participant’s written consent.
(viii)    To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding incentive stock options or (B) Rule 16b-3.
(ix)    To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Stock Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent (A) to maintain the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Stock Award solely because it impairs the qualified status of the Stock Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Stock Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.
(x)    To appoint such agents as the Board may deem necessary or advisable to administer the Plan.
(xi)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.
(xii)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Stock Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).
(c)Delegation to Committee.
(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)    Rule 16b-3 Compliance. The Committee may consist solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.
(d)Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Stock Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(u)(iii) below.
(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(f)Repricing; Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within 12 months prior to such an event.

(g)Minimum Vesting Requirements. Except as provided in Section 9, no Stock Award will vest until at least twelve (12) months following the date of grant of such Stock Award; provided, however, that up to five percent (5%) of the Share Reserve (as defined in Section 3(a)) may be subject to Stock Awards that do not meet such vesting requirements.
(h)Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Stock Award (other than an Option or SAR), as determined by the Board and contained in the applicable Stock Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Stock Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Stock Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Stock Award Agreement.
3.Shares Subject to the Plan.
(a)Share Reserve.
(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date will not exceed (A) 7,784,114 shares (which number is the sum of (i) 1,800,000 shares originally approved by the Company’s stockholders in May 2018, (ii) 2,000,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2019, (iii) 2,400,000 shares approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders in May 2020, and (iv) the number of shares (1,584,114) subject to the Prior Plans’ Available Reserve), plus (B) the Prior Plans’ Returning Shares, if any, which become available for grant under this Plan from time to time (such aggregate number of shares described in (A) and (B) above, the “Share Reserve”).
(ii)    For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(iii)    Subject to Section 3(b), the number of shares of Common Stock available for issuance under the Plan will be reduced by: (A) one share for each share of Common Stock issued pursuant to an Option or SAR with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant; and (B) one and fifty-six hundredths (1.56) shares for each share of Common Stock issued pursuant to a Full Value Award.
(b)Reversion of Shares to the Share Reserve.
(i)    Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), or (B) any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, such shares will again become available for issuance under the Plan (collectively, the “2018 Plan Returning Shares”). For each (1) 2018 Plan Returning Share subject to a Full Value Award or (2) Prior Plans’ Returning Share subject to a stock award other than an option or stock appreciation right granted under the Prior Plan, with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the option or stock appreciation right on the date of grant, the number of shares of Common Stock available for issuance under the Plan will increase by the share ratio used at time of grant.
(ii)    Shares Not Available For Subsequent Issuance. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award will no longer be available for issuance under the Plan, including any shares subject to a Stock Award that are not delivered to a Participant because such Stock Award is exercised through a reduction of shares subject to such Stock Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a Stock Award or a stock award under a Prior Plan, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right or similar award under a Prior Plan will no longer be available for issuance under the Plan.
(c)Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 8,000,000.
(d)Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(e)Non-Employee Director Aggregate Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such period, $1,500,000 in total value, in each case calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes.

4.Eligibility.
(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.
(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
5.Provisions Relating to Options and Stock Appreciation Rights.
Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Stock Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Stock Award Agreement or otherwise) the substance of each of the following provisions:
(a)Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Award Agreement.
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Stock Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Stock Award if such Stock Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.
(c)Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:
(i)    by cash, check, bank draft or money order payable to the Company;
(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
(iii)    by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
(iv)    if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or
(v)    in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Stock Award Agreement.
(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Award Agreement evidencing such SAR.

(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the restrictions set forth in this Section 5(e) on the transferability of Options and SARs will apply. Notwithstanding the foregoing or anything in the Plan or a Stock Award Agreement to the contrary, no Option or SAR may be transferred to any financial institution without prior stockholder approval.
(i)    Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below) and will be exercisable during the lifetime of the Participant only by the Participant. Subject to the foregoing paragraph, the Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.
(ii)    Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(iii)    Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.
(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to Section 2(g) and to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.
(g)Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(h)Extension of Termination Date. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement. In addition, unless otherwise provided in a Participant’s Stock Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Stock Award Agreement.
(i)Disability of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Stock Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.
(j)Death of Participant. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Stock Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such

Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date 18 months following the date of death (or such longer or shorter period specified in the Stock Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Stock Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.
(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Stock Award Agreement or other individual written agreement between the Company or an Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service and be forfeited, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.
(l)Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR (although the Stock Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Stock Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from the employee’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.
6.Provisions of Stock Awards Other than Options and SARs.
(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)    Vesting. Subject to Section 2(g), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.
(iii)    Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.
(iv)    Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement. Notwithstanding the foregoing or anything in the Plan or a Restricted Stock Award Agreement to the contrary, no Restricted Stock Award may be transferred to any financial institution without prior stockholder approval.
(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:
(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
(ii)    Vesting. Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.
(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.
(v)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
(c)Performance Stock Awards.
(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Stock Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.
(ii)    Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Subject to the provisions of the Plan (including, but not limited to, Sections 2(g) and 2(h)), the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
7.Covenants of the Company.
(a)Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.
(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of a Stock Award or the subsequent issuance of cash or Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.
(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.
8.Miscellaneous.
(a)Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.
(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement or related grant documents as a result of a clerical error in the preparation of the Stock Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect terms in the Stock Award Agreement or related grant documents.
(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to a Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.
(d)No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Stock Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Stock Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Stock Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Stock Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Stock Award that is so reduced or extended.
(f)Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that the Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
(h)Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.
(i)Electronic Delivery. Any reference herein or in a Stock Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Stock Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Board or another third party selected by the Board. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.
(k)Compliance with Section 409A of the Code. Unless otherwise expressly provided for in a Stock Award Agreement, the Plan and Stock Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Stock Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and, to the extent applicable, the Plan and Stock Award Agreements will be interpreted in accordance with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Stock Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding a Stock Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l)Clawback/Recovery. All Stock Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a Stock Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.
9.Adjustments upon Changes in Common Stock; Other Corporate Events.
(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.
(b)Dissolution. Except as otherwise provided in the Stock Award Agreement, in the event of a Dissolution of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.
(c)Transactions. The following provisions will apply to Stock Awards in the event of a Transaction. In the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction, and provided that the Board may take the actions described in Sections 9(c)(iii) through 9(c)(vi) only if the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not consent to the actions in Sections 9(c)(i) and 9(c)(ii):
(i)    arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);
(ii)    arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
(iii)    accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;
(iv)    arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;
(v)    cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration or no consideration as the Board, in its sole discretion, may consider appropriate; and
(vi)    make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.
The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.
(d)Appointment of Stockholder Representative. As a condition to the receipt of a Stock Award under this Plan, a Participant will be deemed to have agreed that the Stock Award will be subject to the terms of any provision in the agreement governing a Transaction involving the Company for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)No Restriction on Right to Undertake Transactions. The grant of any Stock Award under the Plan and the issuance of shares pursuant to any Stock Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(f)Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a termination of Continuous Service in connection with a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.
10.Plan Term; Earlier Termination or Suspension of the Plan.
(a)The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
(b)No Impairment of Rights. Suspension or termination of the Plan will not materially impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.
11.Effective Date of Plan.
This Plan will become effective on the Effective Date.

12.	Choice of Law.
The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(b)“Board” means the Board of Directors of the Company.
(c)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(d)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s commission of an act of fraud, embezzlement or other act of dishonesty that could reflect adversely on the integrity, character or reputation of the Company, or that would cause harm to its customer relations, operations or business prospects; (ii) the Participant’s breach of a fiduciary duty owed to the Company; (iii) the Participant’s violation or threatening to violate a restrictive covenant agreement, such as a non-compete, non-solicit, or non-disclosure agreement, between a Participant and the Company; (iv) the Participant’s unauthorized disclosure or use of confidential information or trade secrets; (v) the Participant’s violation of any lawful policies or rules of the Company, including any applicable code of conduct; (vi) the Participant’s conviction of, or plea of nolo contendere to, any felony if such conviction or plea (a) results in such Person’s imprisonment, (b) could reflect adversely on the integrity, character or reputation of the Company or (c) would cause harm to the Company’s customer relations, operations or business prospects; (vii) the Participant’s failure to reasonably cooperate in any investigation or proceeding concerning the Company; or (viii) the Participant’s neglect or misconduct in the performance of the Participant’s duties and responsibilities, provided that he or she did not cure such neglect or misconduct within ten (10) days after the Company gave written notice of such neglect or misconduct to such Participant. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(e)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the

Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
(ii)there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of this Plan, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.
(f)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)“Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)“Common Stock” means the common stock of the Company.
(i)“Company” means Retrophin, Inc., a Delaware corporation.
(j)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(k)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s or Affiliate’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(l)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    a sale, lease or other disposition of all or substantially all of the assets of the Company;
(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
(iii)    a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv)    a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(m)“Director” means a member of the Board.
(n)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(o)“Dissolution” means when the Company, after having executed a certificate of dissolution with the State of Delaware, has completely wound up its affairs. Conversion of the Company into a Limited Liability Company (or any other pass- through entity) will not be considered a “Dissolution” for purposes of the Plan.
(p)“Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in calendar year 2018, provided the Plan is approved by the Company’s stockholders at such meeting.
(q)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(r)“Entity” means a corporation, partnership, limited liability company or other entity.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(t)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(u)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the next date for which such quotation exists.
(iii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(v)“Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.
(w)“Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(x)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(y)“Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.
(z)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(aa)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ab)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ac)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(ad)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(ae)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(af)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ag)“Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(ah)“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) stockholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; (33) pre-clinical development related compound goals; (34) financing; (35) regulatory milestones, including approval of a compound; (36) stockholder liquidity; (37) corporate governance and compliance; (38) product commercialization; (39) intellectual property; (40) personnel matters; (41) progress of internal research or clinical programs; (42) progress of partnered programs; (43) implementation or completion of projects and processes; (44) partner satisfaction; (45) budget management; (46) clinical achievements; (47) completing phases of a clinical study (including the treatment phase); (48) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (49) timely completion of clinical trials; (50) submission of INDs and NDAs and other regulatory achievements; (51) partner or collaborator achievements; (52) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (53) research progress, including the development of programs; (54) investor relations, analysts and communication; (55) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (56) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (57) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (58) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (59) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; and (60) other measures of performance selected by the Board.
(ai)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are unusual in nature or occur infrequently as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item.
(aj)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(ak)“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(al)“Plan” means this Retrophin, Inc. 2018 Equity Incentive Plan, as it may be amended from time to time.

(am)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(an)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ao)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(ap)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(aq)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(ar)“Rule 405” means Rule 405 promulgated under the Securities Act.
(as)“Securities Act” means the Securities Act of 1933, as amended.
(at)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(au)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(av)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.
(aw)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ax)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(ay)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.
(az)“Transaction” means a Corporate Transaction or a Change in Control.

PROXY
RETROPHIN, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
The undersigned hereby constitutes and appoints Eric M. Dube and Elizabeth E. Reed, and each of them, as proxies with full power of substitution, to represent and vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Retrophin, Inc. (the “Company”) in such manner as they, or any of them, may determine on any matters which may properly come before the Annual Meeting or any adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Company’s San Diego office located at 3721 Valley Centre Drive, Suite 200, San Diego, California 92130, on May 15, 2020, at 8:00 a.m. local time, and at any and all adjournments thereof. The undersigned hereby revokes any proxies previously given.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, FOR "ONE YEAR" FREQUENCY IN PROPOSAL 4 AND “FOR” PROPOSAL 5. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held May 15, 2020
The Proxy Statement and our Annual Report
are available at: http://www.viewproxy.com/retrophin/2020

Please mark votes as in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, FOR "ONE YEAR" FREQUENCY IN PROPOSAL 4 AND “FOR” PROPOSAL 5.
Proposal 1 – To elect ten directors to serve for a term of one year.
Nominees:		FOR ALL	WITHHOLD AUTHORITY FOR ALL	FOR ALL EXCEPT
(01) Stephen Aselage (02) Roy Baynes (03) Suzanne Bruhn (04) Timothy Coughlin (05) Eric Dube	(06) Gary Lyons (07) Jeffrey Meckler (08) John Orwin (09) Sandra Poole (10) Ron Squarer
		☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line(s) below

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Proposal 2 – To approve the Company’s 2018 Equity Incentive Plan, as amended, to increase the number of shares of common stock authorized for issuance thereunder by 2,400,000 shares.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal 3 – To approve, on an advisory basis, the compensation of the Company’s named executive officers.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal 4 – To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
	☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN
Proposal 5 – To ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.
	☐ FOR	☐ AGAINST	☐ ABSTAIN
To transact other business as may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the Annual Meeting ☐
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Dated:			, 2020

Signature(s) of Stockholder(s):

Title (if applicable):

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲
As a stockholder of Retrophin, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 14, 2020.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS
Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/RTRX Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.